ASSET PURCHASE AGREEMENT

BY AND BETWEEN

VITESSE SEMICONDUCTOR CORPORATION

AND

MAXIM INTEGRATED PRODUCTS, INC.

August 23, 2007

ARTICLE I.	DEFINITIONS		1
ARTICLE II.	PURCHASE AND SALE OF ASSETS		8
	2.1	Purchase and Sale	8
	2.2	Excluded Assets	9
	2.3	Assumed Liabilities	10
	2.4	Excluded Liabilities	10
	2.5	Certain Transfers of Assets	11
	2.6	Purchase Price	12
	2.7	Earnout	12
	2.8	Allocation of Purchase Price	14
ARTICLE III.	CLOSING		14
	3.1	Closing	14
	3.2	Actions at the Closing	14
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF SELLER		15
	4.1	Organization, Standing and Power	15
	4.2	Authority	15
	4.3	Execution and Binding Effect	15
	4.4	Consents and Approvals of Governmental Entities	15
	4.5	No Violation	16
	4.6	Consents	16
	4.7	Absence of Certain Changes	16
	4.8	Transferred Assets Generally	16
	4.9	Intellectual Property	17
	4.10	Warranties and Indemnities	20
	4.11	Leased Facilities	20
	4.12	Inventory	20
	4.13	Compliance with Laws	20
	4.14	Employees	20
	4.15	Employee Benefit and Compensation Plans	21
	4.16	Taxes	22
	4.17	Contracts	22
	4.18	Product Liability	23
	4.19	Litigation; Other Claims	23
	4.20	Defaults	23
	4.21	Brokers and Finders	23
	4.22	Insurance	23
	4.23	Export Control and Foreign Corrupt Practices Act Compliance	24
	4.24	Limitation of Representations and Warranties; Disclosure	24
ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER		24
	5.1	Organization	24
	5.2	Authority	24
	5.3	Execution and Binding Effect	24
	5.4	Consent and Approvals	25
	5.5	No Violation	25
	5.6	Brokers and Finders	25
	5.7	Financial Capability	25
ARTICLE VI.	COVENANTS		25
	6.1	Conduct of Business Prior to Closing	25
	6.2	Distributor Inventory	26
	6.3	Notification	27

	6.4	Access to Information	27
	6.5	Consents.	27
	6.6	Tax Returns	28
	6.7	Post-Closing Access to Information	29
	6.8	Further Assurances	29
	6.9	Taxes	29
	6.10	Seller Debt Arrangements	30
	6.11	Confidentiality	30
	6.12	Use of Vitesse Name	31
	6.13	Intercompany Arrangements	32
	6.14	Exclusivity	32
	6.15	Noncompetition	33
	6.16	Satisfaction of Conditions Precedent	34
	6.17	Bulk Transfer Laws	34
	6.18	Asset Schedule Updates	34
ARTICLE VII.	CONDITIONS TO CLOSING		34
	7.1	Conditions to Obligations of the Parties	34
	7.2	Conditions to Obligation of Buyer	34
	7.3	Conditions to Obligations of Seller	35
ARTICLE VIII.	EMPLOYEE MATTERS		36
	8.1	Transferred Employees	36
	8.2	No Right to Continued Employment or Benefits	37
	8.3	No Solicitation by Buyer; No Solicitation by Seller	37
ARTICLE IX.	INDEMNIFICATION		38
	9.1	Indemnification	38
	9.2	Survival of Representations and Warranties; Indemnification Period	38
	9.3	Limits on Liability	39
	9.4	Indemnification Procedure	40
	9.5	Treatment of Indemnity Payments	41
	9.6	Damages	42
	9.7	Exclusive Remedy; Injunctive Relief	42
	9.8	Exercise of Remedies by Persons Other than the Parties	42
ARTICLE X.	TERMINATION OF THE AGREEMENT		42
	10.1	Termination	42
	10.2	Effect of Termination	43
	10.3	Certain Effects of Termination	43
ARTICLE XI.	MISCELLANEOUS		43
	11.1	Amendments and Waivers	43
	11.2	Successors and Assigns	43
	11.3	Governing Law; Jurisdiction	44
	11.4	Counterparts	44
	11.5	Titles and Subtitles; Construction	44
	11.6	Notices	44
	11.7	Severability	44
	11.8	Entire Agreement	45
	11.9	Advice of Legal Counsel	45
	11.10	Expenses	45

11.11	No Joint Venture	45

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 23, 2007, by and between Maxim Integrated Products, Inc., a Delaware corporation (“Buyer”), and Vitesse Semiconductor Corporation, a Delaware corporation (“Seller”). Buyer and Seller are sometimes referred to as the “Parties” and each individually as a “Party.” All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

RECITALS

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, certain assets and liabilities relating to the Business, all on the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the premises above and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Capitalized terms will have the following meanings unless defined elsewhere in this Agreement.

1.1          “Accounts Payable” means all accounts payable owing by Seller in connection with the Business for raw materials or supplies received by or services rendered to Seller on or prior to the Closing Date.

1.2          “Acquisition Documents” means this Agreement, the Ancillary Agreements and any and all other documents, instruments or agreements executed in connection with any of the foregoing, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

1.3          “Affiliate” means, with respect to any Person, a Person directly or indirectly controlling, controlled by, or under common control with, such Person but only so long as such condition exists.

1.4          “Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Intellectual Property Assignment and License Agreement, the Transition Services Agreement, and the Lease, together with any exhibits and schedules thereto, and in each case modified, amended, supplemented, restated or renewed from time to time.

1.5          “Assigned Mark” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.6          “Assigned Technology” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.7          “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by Buyer and Seller as of the Closing Date, in a customary form reasonably satisfactory to the Parties.

1.8          “Bill of Sale” means the Bill of Sale to be entered into by Buyer and Seller as of the Closing Date, in a customary form reasonably satisfactory to the Parties.

1.9          “Business” means Seller’s development, manufacture, sale and support of the Products as, and to the extent, conducted on the Closing Date.

1.10	“Closing” means the completion of the Contemplated Transactions.

1.11        “Closing Date” means the date of the Closing, which date will be five (5) days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at any other date to which the Parties may agree.

1.12	“Code” means the Internal Revenue Code of 1986, as amended.

1.13        “Confidential Information” means all oral or written information or information recorded, or displayed or communicated in any other media or form, furnished by Buyer or by Seller or by any of representatives or agents of Buyer or Seller, as applicable, whether furnished before or after the Closing, and all notes, analyses, compilations, studies or other documents, whether prepared by Buyer or Seller or others, which contain or otherwise reflect such information; provided, however, that Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of disclosure by the receiving party, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure by or on behalf of the disclosing party, or (iii) becomes available to the receiving party after disclosure by the disclosing party, on a non-confidential basis from a source other than the disclosing party or its representatives or its agents who is not bound by a confidentiality agreement with the disclosing party, its representatives or its agents or otherwise prohibited from transmitting the information to the receiving party by a contractual, legal or fiduciary obligation.

1.14        “Contemplated Transactions” means each of the transactions contemplated by this Agreement and the Intellectual Property Assignment and License Agreement.

1.15        “Contract” means any agreement, commitment, contract, licenses, consensual obligation, promise, understanding, arrangement, commitment, purchase orders or undertaking of any nature (whether written or oral and whether express or implied) to which Seller is a party or is otherwise bound.

1.16        “Copyrights” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.17        “Damages” means any direct and actual Liabilities (including any Liabilities for Taxes), claims, injuries, losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses) but excluding any special, indirect, punitive or consequential damages (including lost profits, loss of revenue, loss of opportunity or lost sales) unless, solely with respect to special (to the extent that such damages are deemed consequential), punitive or consequential damages, any such damages are part of a judgment arising or resulting from (i) a Third Party Claim against an Indemnified Party, or (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement set forth in the Intellectual Property Assignment and License Agreement.

1.18        “Deposits” means all prepaid items and deposits received by Seller in connection with the Business, and any claim, remedy or other right related to any of the foregoing.

1.19        “Employee Benefit Plan” means any employee benefit plan, program, policy, agreement or other arrangement (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) sponsored, maintained or contributed to by Seller or any ERISA Affiliate for the benefit of any Transferred Employee.

1.20        “Environmental Conditions” means any environmental contamination or pollution or threatened contamination or pollution or the unauthorized Release or threatened Release of Hazardous Materials into, the surface water, groundwater, surface soil, subsurface soil, air and land.

1.21        “Environmental Laws” means all foreign, international, national, regional, state, county or local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials.

1.22	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.23        “ERISA Affiliate” means any corporation, partnership, limited liability company, sole proprietorship, trade, business or other entity that, together with Seller, is treated as a single employer under Section 414(b), (c) or (m) of the Code.

1.24        “Excluded Product” means any product of Seller (including revisions of the product), other than the Products.

1.25        “Excluded Technology” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.26        “Governmental Authorizations” means the notices, permits, authorizations, consents or approvals of any Governmental Entity that are a condition to the lawful completion of the Contemplated Transactions as set forth on Schedule 1.26 to this Agreement.

1.27        “Governmental Entity” means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

1.28        “Harmful Code” means any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any Software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command.

1.29        “Hazardous Materials” means any toxic or hazardous substance or infectious or radioactive substance or material, or any substances, materials and wastes defined, listed, or regulated under any Environmental Laws, including petroleum, polychlorinated byphenyls and urea formaldehyde.

1.30        “Intellectual Property Assignment and License Agreement” means the Intellectual Property Assignment and License Agreement to be entered into by Buyer and Seller, as of the Closing Date, in the form attached as Exhibit A.

1.31        “Intellectual Property Rights” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.32        “Inventory” means (i) all Existing Products (as defined herein) and all raw materials, works-in-progress, finished goods and other inventories owned by Seller as of the Closing Date, in each case principally related to the Existing Products (the “Purchased Inventory”), and (ii) all Existing Products in the possession of Seller’s distributors as of the Closing Date which are subject to the distributor’s right to return such Products to Seller, in the case of each of clauses (i) and (ii) as identified on Section 4.12 of the Disclosure Schedule, which will be updated as of the Closing pursuant to Section 6.18 hereof (the “Distributor Inventory”). Notwithstanding the foregoing, unless Buyer notifies Seller in writing prior to the Closing to the contrary, the Purchased Inventory will not include any inventory of Seller that is greater than the 12 month demand as reflected in Seller’s consumption forecast dated June 9, 2007 (the “Forecast”), a copy of which has been provided to Buyer and which will be updated as of the Closing Date pursuant to Section 6.18 hereof.

1.33        “Knowledge of Seller,” “Seller’s Knowledge,” or any other similar knowledge qualification in this Agreement means the actual knowledge, without further investigation, of Sam Barnett, Christopher Gardner, Michael Green, Shawn Hassel and Tim Hornback.

1.34        “Lease” means the Lease to be entered into by Buyer and Seller, as of the Closing Date, in substantially the form attached as Exhibit B.

1.35        “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

1.36        “Licensed Technology” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.37        “Lien” means any mortgage, pledge, lien, security interest, option, covenant, condition, restriction, encumbrance, charge or other third party claim of any kind. Notwithstanding the foregoing, “Lien” will not include any license of Intellectual Property Rights, any option to obtain any such license, or any covenant to grant any such license.

1.38        “Mark” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.39        A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on (i) Buyer or Seller, if such violation, circumstance, change, effect or other matter would have a material adverse effect on the ability of the Person to perform its obligations under this Agreement or on the ability of such Person to complete the Contemplated Transactions, or (ii) the Business, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has, or would reasonably be expected to have, a material adverse effect on the condition (financial or other) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of the Business, taken as a whole; it being understood that none of the following, in and of themselves, either alone or in combination, will constitute a Material Adverse Effect: (x) delays in customer orders, reduction in sales, disruption in supplier, distributor, partner or similar relationships, in each case, which are, or are reasonably expected to be, temporary rather than permanent in nature and that are primarily the result of the announcement or pendency of the Contemplated Transactions or (y) any material adverse effect resulting from changes in economic conditions in the economy generally or in the industry in which the Business operates generally (other than, in the case of subclause (y), effects of any such changes that disproportionately affect the Business relative to other such industry or market participants).

1.40        “Ordered Materials” means those wafers or portions of wafers, turn key items, tester accessories and other items set forth on Schedule 1.40 (as updated as of the Closing pursuant to Section 6.18 hereof) which are ordered by Seller, but not delivered, as of the Closing Date. A true and complete list of the Ordered Materials as of the date hereof is set forth on Schedule 1.40.

1.41        “Patents” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.42        “Person” means an individual, corporation, partnership, association, trust, government or political subdivision or agent or instrumentality thereof, or other entity or organization.

1.43        “Post-Closing Period” means any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period that includes, but does not begin, after the close of business on the Closing Date, the portion of the period beginning after the close of business on the Closing Date.

1.44        “Pre-Closing Period” means any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period that includes, but does not end on, the Closing Date, the portion of the period up to and including the Closing Date.

1.45        “Prepayments” means all prepaid items and deposits paid by Seller in connection with the Business, and any claim, remedy or other right related to any of the foregoing. A true and complete list of the Prepayments as of the date of this Agreement is set forth on Schedule 1.45, which will be updated as of the Closing pursuant to Section 6.18 hereof.

1.46        “Principal Agreements” means this Agreement, the Intellectual Property Assignment and License Agreement and the Transition Services Agreement.

1.47        “Products” means, collectively, (i) all integrated circuit storage devices set forth on Schedule 1.47(a) (“Existing Products”), and (ii) those products identified in the “Design” and “Concept” stages of development in the April Storage Products Division Product Futures presentation set forth on Schedule 1.47(b) (“Product Designs and Concepts”).

1.48        “Product Obligations” means (a) obligations arising in respect of Product support or maintenance obligations related to Products (x) sold or licensed prior to, on or after the Closing Date and (y) required to be performed after Closing, and any Liabilities which may arise in connection with the performance of, or failure to perform, such obligation, and (b) any and all obligations (and any related Liabilities) arising under any Assumed Contract relating to any product Liability, warranty, refund or similar claims or returns, other than Product Returns subject to Section 6.2 hereof, adjustments, allowances or repairs made with respect to Products sold prior to, on or after the Closing Date.

1.49        “Registered Intellectual Property Rights” means, all United States, international and foreign (a) issued Patents and applications for Patents; (b) registered Marks and applications to register Marks, including intent to use applications; (c) Copyright registrations and applications to register Copyrights; and (d) applications and registrations for Web site addresses and domain names but excluding applications that have been abandoned by Seller prior to the Closing Date.

1.50        “Release” means any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping.

1.51        “Seller Backlog Obligations” means the duty to deliver, and to perform all Product Obligations with respect to, all Products under any customer or distributor orders of Seller which are outstanding as of the Closing Date and set forth on Schedule 1.51. An accurate and complete list of all Seller Backlog Obligations as of the date hereof is set forth on Schedule 1.51, which will be updated as of the Closing pursuant to Section 6.18 hereof.

1.52        “Software” means all computer software including all source code, object or executable code, firmware, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating to the foregoing.

1.53        “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Business, Transferred Assets and Assumed Liabilities or which could become a charge against or lien on the Business or any of the Transferred Assets or Assumed Liabilities, which taxes will include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance contributions and social security taxes.

1.54        “Technology” has the meaning given to this term in the Intellectual Property Assignment and License Agreement.

1.55        “Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value added or similar Taxes that may be imposed in connection with the transfer of Transferred Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto.

1.56        “Transferred Employees” means the Employees (as defined herein) who accept an offer of employment from Buyer and who commence their employment with Buyer in accordance with Article VIII hereof.

1.57        “Transition Services Agreement” means the Transition Services Agreement entered into by Buyer and Seller, as of the Closing Date, in the form attached as Exhibit C.

1.58        “Treasury Regulations” means regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations will include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.

1.59        Index of Other Defined Terms. In addition to those terms defined in the preamble, the Recitals and Sections 1.1 to 1.58, the following terms will have the respective meanings given to the terms in the sections indicated below:

Defined Term	Section

Aggregate Purchase Price	2.6
ASP	2.7(a)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Buyer Benefit Plan	8.1(c)
Claims	2.1(h)
Confidentiality Agreement	4.14(a)
Consideration	2.6
Designated Employees	8.1(a)
Designated TSA Employees	8.1(a)
Disclosure Schedule	4
Earnout Payment	2.7(a)
Earnout Period	2.7(a)
Earnout Quarter	2.7(a)
Earnout Quarter Payment	2.7(b)
Earnout Referee	2.7(c)
Earnout Statement	2.7(c)
Employees	8.1(a)
Equipment	2.1(a)
Excluded Assets	2.2
Excluded Claims	2.2(f)
Excluded Liabilities	2.4
Existing Loan Agreement	6.10(a)
Final Earnout Report	2.7(c)
HSR Act	6.5(c)
Initial Purchase Price	2.6
Leased Facilities	3.2(a)
Licensed Third Party Technology	4.8(e)
Material Contracts	4.17(a)
Offer	8.1(a)
Permits	2.1(g)
Purchase Price	2.6
Registration Offices	4.9(b)
Required Consent	4.6
Restricted Business	6.15(a)
Restricted Period	6.15(a)
Seller Retained Ordered Materials	6.15(b)
Senior Lender Consent	6.10(a)
Third Party Claims	9.4(d)
Transfer Date	8.1(b)
Transferred Assets	2.1
Transferred Employee	8.1(a)
Unknown Third Party Patents	4.8(a)
USCO	4.9(a)
USPTO	4.9(a)

ARTICLE II. PURCHASE AND SALE OF ASSETS

2.1          Purchase and Sale. Subject to the terms and conditions of this Agreement and except as provided in Section 2.2 hereof, for the consideration set forth in Sections 2.6 and 2.7 hereof, at the Closing, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of the property and assets, real, personal or mixed, tangible or intangible of every kind and description, wherever located and whether or not reflected on the books and records of Seller, used principally in connection with or otherwise principally related to the Business (such assets and properties, collectively, the “Transferred Assets”). Without limiting the generality of the foregoing, the Transferred Assets will include the following:

(a)           (x) all of the fixed assets, machinery, equipment, tools, test equipment and other tangible personal property that are described or listed on Schedule 2.1(a) as of the date hereof, plus (y) any fixed assets, machinery, equipment, tools, test equipment and other tangible personal property acquired by the Business following the date hereof but prior to the Closing in accordance with Section 6.1 hereof (collectively, the “Equipment”);

(b)          all rights, benefits and interests of Seller under the Contracts listed on Schedule 2.1(b) as of the date hereof, plus any Contracts entered into following the date hereof but prior to the Closing in accordance with Section 6.1 hereof (collectively, the “Assumed Contracts”);

(c)	the Inventory;

(d)          the Assigned Technology, subject to the terms of the Intellectual Property Assignment and License Agreement;

(e)           the Assigned Mark, subject to the terms of the Intellectual Property Assignment and License Agreement;

(f)	the Ordered Materials;

(g)           to the extent transferable, all approvals, authorizations, consents, licenses, permits, franchises, tariffs, orders and other registrations of any Governmental Entity pertaining to the ownership, lease or use of the Transferred Assets or used principally in the operation of the Business (the “Permits”);

(h)          all claims, choses in action, causes of action and other similar rights of Seller to the extent that they pertain to the Transferred Assets, Assumed Liabilities or principally to the Business in existence, accrued, or arising out of facts existing prior to the Closing Date (“Claims”).

(i)	all Prepayments relating to the Assumed Contracts;

(j)           all goodwill of Seller associated with the Business, other than goodwill associated with the business of Seller generally; and

(k)          all documents, operating data and records relating principally to the Business, Transferred Assets or Assumed Liabilities, including credit records, engineering information, historical sales records and promotional literature, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, relevant information relating to Taxes, and other similar documents and records.

The Assigned Technology and Assigned Mark will be subject to any (i) rights retained by Seller or licenses granted to Seller pursuant to the Intellectual Property Assignment and License Agreement, (ii) certain licenses (including sublicenses) existing on the date hereof and as set forth on Section 4.9(c)(ii) of the Disclosure Schedule, and (iii) licenses (including sublicenses) or Contracts granted or otherwise entered into by Seller in accordance with Section 6.1 hereof prior to the Closing Date.

2.2          Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Transferred Assets will not include any of the following (the “Excluded Assets”):

(a)           any cash, short term investments or other cash equivalents of Seller and Deposits;

(b)	any accounts receivable or other receivables of Seller;

(c)           any leases or other agreements pertaining to real property to which Seller is a party or is otherwise bound;

(d)          all rights, benefits and interests of Seller arising under any Contract that is not an Assumed Contract;

(e)           all Prepayments associated with any Contract that is not an Assumed Contract;

(f)           all Claims to the extent the claims relate to any Excluded Assets or Excluded Liabilities (the “Excluded Claims”);

(g)           all rights to or claims for refunds of Taxes (including any interest and penalties) with respect to any and all Taxes of Seller that constitute Excluded Liabilities, including those imposed on property, income or payrolls;

(h)          except as set forth in the Intellectual Property Assignment and License Agreement and other than the right to receive the services pursuant to the terms of the Transition Services Agreement, all rights to receive or use administrative and corporate (overhead, shared and other) services, systems and benefits of the kind provided to the Business by Seller directly, or indirectly through third-party service providers, prior to the Closing Date, including (i)  information technology and information systems services and systems, including associated workstations, personal computers and laptop computers, (ii) quality assurance services, including return merchandise authorization services, (iii) reliability services, including qualification testing, (iv) sales and sales management services; (v) field applications engineering support services, (vi) customer service and order fulfillment services, (vii) product planning services, (vii) sales operations services and systems, including forecasting tools, (ix) foundry services, (x) design tools and systems, (xi) tool and library support services and systems, (xii) packaging services and systems, (xiii) technology services, (xiv) accounting services and systems, including accounts payable and accounts receivable services, (xv) purchasing services and systems, (xvi) shipping and receiving logistics services and systems, (xvii) technical writing and documentation services, (xviii) all tape-out and reticle services, (xix) travel services, (xx) telecommunications services and systems, (xxi) rights to use Applix, (xxii) rights to use Citrix, (xxiii) rights to use Concur, (xxiv) rights to use Documentum, (xxv) rights to use Access Databases, (xxvi) rights to use FactoryWorks and (xxvii) rights to use Help Desk;

(i)            all Technology and the Mark licensed, and all other Technology not otherwise licensed or assigned, by Seller to Buyer pursuant to the Intellectual Property Assignment and License Agreement;

(j)	all assets listed on Schedule 2.2(j);
(k)	all Excluded Technology; and
(l)	without limiting the generality of the foregoing, all Excluded Products.

2.3          Assumed Liabilities. Buyer agrees, effective as of the Closing Date, to assume, pay, defend, discharge, and perform the following liabilities of Seller (the “Assumed Liabilities”):

(a)           any Liability under any Assumed Contract that arises or accrues after the Closing, other than any Liabilities or obligations assumed pursuant to Sections 2.3(b), 2.3(c) and 2.3(d);

(b)	any Liability with respect to Ordered Materials;

(c)           all Product Obligations (other than with respect to Product Returns (as defined herein), which are subject to Section 6.2 hereof);

(d)          all Seller Backlog Obligations (other than with respect to Product Returns, which are subject to Section 6.2 hereof);

(e)           only those Liabilities of Seller with respect to Transferred Employees for accrued vacation and paid time off pursuant to Section 8.1(b); and

(f)           all other Liabilities arising out of, relating to or incurred in connection with the Business or the Transferred Assets on or following the Closing Date.

2.4          Excluded Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other Liability of Seller (including any predecessor of Seller or any prior owner of all or part of its businesses and assets) of whatever nature, whether presently in existence or arising hereafter. Such Liabilities (the “Excluded Liabilities”) include the following:

(a)	any Liabilities arising out of or related to any Excluded Asset;

(b)          any Liability under any Assumed Contract arising prior to the Closing Date, other than as expressly contemplated by Section 2.3;

(c)           any Liability for any Environmental Condition relating to 4225 and 4323 ArrowsWest Drive, Colorado Springs, Colorado, or arising in connection with any violation of any Environmental Law, except as may be provided in the Lease;

(d)          any Liability or obligation for Taxes attributable to or imposed upon Seller or its Affiliates, except as contemplated by Section 6.9;

(e)	any Accounts Payable except as contemplated by Section 2.3(b) above;

(f)           any Liability of Seller for or in respect of any Indebtedness, including any liabilities owed to Affiliates of Seller;

(g)           any Liability or obligation of Seller to employees for salaries, wages, commissions, bonuses, sabbatical, health and welfare benefits (except as otherwise contemplated in Section 2.3(e)), or with respect to any profit sharing, stock bonus, severance, pension, retirement, stock purchase, option, deferred compensation plan, or for any other benefits or compensation that arise or accrue through the Closing Date, including any compensation payable to any Employees in connection with the Contemplated Transactions;

(h)	any Employee Benefit Plan;

(i)            any Liability arising out of or resulting from Seller’s compliance or non-compliance with any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, orders, decrees, directives, writs, injunctions or binding case law (collectively, “Laws”) or judgment;

(j)           any Liability of Seller relating to any negotiations, agreements or other transactions, if any, by Seller with any third Person that relate to the acquisition of Seller or any of Seller’s assets or any termination of related negotiations or arrangements;

(k)          all professional, financial advisory, broker, finder or other fees of any kind incurred by Seller in connection with the Contemplated Transactions; and

(l)            all other Liabilities arising out of, relating to or incurred in connection with the Business or the Transferred Assets prior to the Closing Date, unless specifically identified as an Assumed Liability.

2.5	Certain Transfers of Assets.

(a)           Promptly but in any event no later than 180 days following the Closing Date, Buyer will (i) at its own cost and expense, prepare for relocation of any Transferred Assets located at any facilities currently occupied by Seller which facilities are not to be purchased, assigned, subleased, transferred to or otherwise occupied by Buyer pursuant to this Agreement or any other agreement entered into in connection with the Contemplated Transactions (each such facility, a “Seller Facility”) and relocate such Transferred Assets from the relevant Seller Facility, and (ii) except as may be contemplated by the Transition Services Agreement, be responsible for all data transfer, delivery, transmission and reformatting costs and expenses related to the acquisition of the Transferred Assets. Subject to the provisions hereof, Seller agrees to cooperate with Buyer and provide Buyer all assistance reasonably requested by Buyer in connection with the planning and implementation of the transfer of any Transferred Assets or any portion of any of them to such location as Buyer will designate. The Transferred Assets will be transported by or on behalf of Buyer, and until all of the Transferred Assets are removed from a Seller Facility, Seller will permit Buyer and its authorized agents or representatives, upon prior notice, to have reasonable access to such Seller Facility during normal business hours to the extent necessary to disconnect, detach, remove, package and crate the Transferred Assets for transport. Buyer will be responsible for disconnecting and detaching all fixtures and equipment that are Transferred Assets from the floor, ceiling and walls of a Seller Facility so as to be freely removed from such Seller Facility by Buyer. Buyer will be responsible for packaging and loading the Transferred Assets for transporting to and reinstalling the Transferred Assets at such location(s) as Buyer will determine. All risk of loss as to the Transferred Assets will be borne by, and will pass to, Buyer as of the Closing; provided, however, that Seller will be liable for any damage to or loss with respect to any Transferred Asset for which Seller has not exercised ordinary care at any time before Buyer has taken custody of such Transferred Asset.

(b)          Notwithstanding any other provision of this Agreement, this Agreement does not effect an assignment of any Assumed Contract or any agreement otherwise included in the Transferred Assets that prohibits any assignment otherwise contemplated by this Agreement, and for which Seller has not obtained a required consent to assignment or given a required notice as of the Closing. Without limiting Section 6.5 hereof, Seller agrees to use commercially reasonable efforts to obtain any Required

Consent(s) as promptly as possible after the Closing, and to act after the Closing as Buyer’s agent and otherwise cooperate with Buyer in order to obtain for Buyer the benefits under those agreements to the maximum extent permitted by law. Subject to rights of Buyer pursuant to Article IX hereof, Buyer will be solely responsible for any costs or expenses necessary to obtain any such consent, other than administrative or similar costs incurred by Seller in connection with the solicitation of any consents. If an attempted assignment would be ineffective or would impair Buyer rights under any Transferred Asset so that Buyer would not receive all such rights, then Seller and Buyer will cooperate in any lawful and reasonable arrangement, to the extent so permitted under the terms of any Assumed Contract, which will provide Buyer the obligations and benefits of any such Transferred Asset, including subcontracting, licensing or sublicensing to Buyer any or all of Seller’s rights and obligations with respect to such Transferred Asset. In any such arrangement, Buyer will (i) bear the sole responsibility for completion of the work or provision of goods and services, (ii) bear all Taxes with respect thereto or arising therefrom that relate to any Post-Closing Period, and (iii) be solely entitled to all benefits thereof, economic or otherwise. If and when such consents or approvals are obtained or such other required actions have been taken, the transfer of such Transferred Asset will be effected in accordance with the terms of this Agreement. For the avoidance of doubt, in no event will Seller have any obligation under this Section 2.5 with respect to any agreement relating to the Business other than the Assumed Contracts

2.6          Purchase Price. The consideration for the Transferred Assets (the “Consideration”) will be the sum of (x) sixty-three million dollars ($63,000,000) (the “Initial Purchase Price”), plus (y) the Earnout Payment (as defined in Section 2.7 below), if any (together with the Initial Purchase Price, the “Aggregate Purchase Price”), plus (z) the assumption by Buyer of the Assumed Liabilities. Buyer will pay the Initial Purchase Price to Seller in immediately available funds on the Closing Date in accordance with Article III hereof.

2.7	Earnout.

(a)           Buyer will pay Seller as additional consideration an amount (the “Earnout”) in cash not to exceed $12,000,000 based on the shipment of Products by Buyer during the period commencing on October 1, 2007 and ending on September 30, 2008 (such period, the “Earnout Period”) in accordance with this Section 2.7. The actual amount of cash payable as the Earnout (the “Earnout Payment”) will be determined on the basis of the Earnout Amount (as defined herein) for each fiscal quarter during the Earnout Period as set forth on and pursuant to Schedule 2.7 hereto (each such fiscal quarter, an “Earnout Quarter”). In no event will Buyer be obligated to pay any amounts in the aggregate in excess of $12,000,000 under this Section 2.7 (including, for such purpose, Schedule 2.7) as the Earnout Payment, irrespective of the amount of Earnout Amount in a particular Earnout Quarter or the entire Earnout Period. The Earnout Payment will be payable in accordance with subsection (b) hereof. For the purposes hereof, “Earnout Amount” means the aggregate dollar amount of all Products shipped by Buyer during the Earnout Period, which will be determined by multiplying (i) the number of each such Product shipped by Buyer by (ii) the trailing quarterly weighted average sales price (“ASP”) of each such Product shipped by Buyer to its distributors or customers as determined using the applicable invoice(s); provided, however, that solely for the purposes of the first Earnout Quarter, any Products shipped by Seller to Buyer at the written request of Buyer, which Products are not subsequently shipped by Buyer to any distributor or customer during such Earnout Quarter, will be deemed to constitute a “shipment by Buyer” for the purposes hereof and thus will be included in the calculation of the Earnout Amount for such Earnout Quarter; provided further, that for the purpose of determining ASP for each Product shipped by Buyer during the first Earnout Quarter (including those products deemed shipped by Buyer pursuant to the immediately preceding proviso), such ASP will be determined based on the applicable purchase order(s) for any such Product as submitted by Buyer’s distributors and customers. In the event that the Closing Date occurs after October 1, 2007, the Parties will agree to a mutually acceptable adjustment of the Earnout Amount and Earnout Payment for the first Earnout Quarter.

(b)          As soon as practicable but in no event later than 45 days following the end of an Earnout Quarter, Buyer will pay Seller the portion of the Earnout Payment attributable to such period (an “Earnout Quarter Payment”), by wire transfer to an account designated in writing by Seller. Buyer will have the right to withhold and set off against any portion of such Earnout Quarter Payment the amount of any Damages to which any Buyer Indemnified Party may be entitled under this Agreement.

(c)           No later than 90 days after the expiration of the Earnout Period, Buyer will deliver to Seller a computation of the Earnout Amount, identifying the Earnout Payment previously made by Buyer based on such computation, during the Earnout Period (the “Earnout Statement”). Unless within 60 days after receipt of such computation, Seller tenders written notice to Buyer setting forth any and all items of disagreement relating to such computation, the computation will be conclusive and binding on Seller. If Seller delivers a dispute notice within such 60-day period, Buyer and Seller will use reasonable efforts to resolve their differences for a period of 10 days. If Buyer and Seller are unable to resolve their differences within such period, Buyer and Seller will jointly retain a mutually agreed third Person (the “Earnout Referee”) to resolve such disagreement. Buyer and Seller will request that the Earnout Referee render a determination as to the computation of the aggregate Earnout Amount, and the Earnout Payment based thereon, within 45 days after its retention, and Buyer and Seller will cooperate fully with the Earnout Referee so as to facilitate a final determination as quickly and as accurately as possible. In making such resolution, the Earnout Referee will consider only those issues, items or amounts in the Earnout Statement as to which Seller has disagreed in writing in the aforementioned dispute notice. The Earnout Referee’s final determination (the “Final Earnout Report”) will be in writing and will be binding on Buyer and Seller, and the fees and expenses of the Earnout Referee will be allocated between the Parties in the same proportion that the aggregate amount of disputed items so submitted to the Earnout Referee that is unsuccessfully disputed by such Party (as finally determined by the Earnout Referee) bears to the total amount of such remaining disputed items so submitted. In the event that any amount is payable as the Earnout Payment under this subsection (c), Buyer will pay such amount by wire transfer of immediately available funds to an account designated by the Seller as soon as reasonably practicable but in no event later than 10 days following the receipt of the Final Earnout Report. In the event that the Earnout Payment is adjusted downward in the Final Earnout Report, Seller will pay such amount by wire transfer of immediately available funds to an account designated by Buyer as soon as practicable but in no event later than 10 days following the receipt of the Final Earnout Report.

(d)          Buyer agrees, with respect to the Earnout, except as otherwise agreed by the Seller, such agreement not to be unreasonably withheld or delayed, that:

(i)            it will use commercially reasonable efforts to cause the Business to be integrated with its existing businesses and operations promptly and in a manner that does not have a material negative impact on the Earnout Payment;

(ii)          during the Earnout Period it will use commercially reasonable efforts to promote and maximize the sale of Products; and

(iii)         during the Earnout Period it will not cease or materially reduce production of the Products.

Notwithstanding the foregoing, Seller acknowledges that (A) upon the closing of the Contemplated Transactions, Buyer has the right to operate the Business and Buyer’s other businesses in any way that Buyer deems appropriate in Buyer’s sole and absolute discretion, consistent with clauses (d)(i) through (d)(iii) above, (B) subject to clauses (d)(i) through (d)(iii) above, Buyer has no obligation to operate the Business in order to achieve any Earnout Payment or to maximize the amount of the Earnout Payment during the Earnout Period or any particular Earnout Quarter, (C) the Earnout Payment is speculative and is subject to numerous factors outside the control of Buyer and Seller, (D) there is no assurance that Seller will receive any Earnout Payment and Buyer has not promised nor projected any Earnout Payment, (E) Buyer owes no fiduciary duty or, subject to clauses (d)(i) through (d)(iii) above, express or implied duty to the Seller, including an implied duty of good faith and fair dealing, and (F) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. Seller hereby waives any fiduciary duty or, subject to clauses (d)(i) through (d)(iii) above, express or implied duty of Buyer to the Seller, including an implied duty of good faith and fair dealing.

(e)           Buyer agrees that, if requested by Seller, it will meet with Seller at a mutually agreeable time once each quarter at the Buyer’s principal executive offices during regular business hours, at Seller’s sole expense, to discuss the level of sales of Products. Buyer agrees that it will consider in good faith the suggestions of Seller concerning increasing the sales of Products. If requested by Seller within 60 days from the end of the Earnout Period, Buyer will cooperate with and allow Seller and any representative of Seller, during normal business hours and subject to customary confidentiality restrictions, upon reasonable notice and at Seller’s expense, to conduct an audit of Buyer’s records with respect to the Earnout Payment.

2.8          Allocation of Purchase Price. As soon as practicable following the Closing, Seller will provide to Buyer for Buyer’s review and approval (which approval will not be unreasonably withheld) proposed allocation of the Initial Purchase Price and all other capitalizable costs, among the various classes of Transferred Assets (as such classes are defined for the purposes of Section 1060 of the Code). All allocations made pursuant to this Section 2.8 will be made in accordance with the requirements of Section 1060 of the Code. Neither Party will take a position on any Tax return (including Internal Revenue Service Form 8594), before any domestic, foreign, national, state, county or municipal or other local governmental entity, including any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any Tax authority or any other entity exercising Tax regulatory authority (“Tax Authority”) or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other Party or unless specifically required pursuant to a determination by an applicable Tax Authority. The Parties will promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation hereunder.

ARTICLE III. CLOSING

3.1          Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at the offices of Baker & McKenzie LLP located at 660 Hansen Way, Palo Alto, California 94304, or at such other location as the parties may agree.

3.2	Actions at the Closing. At the Closing:

(a)           Seller will deliver, or will cause to be delivered, to Buyer (i) the various certificates, instruments and documents referred to in Section 7.2 hereof, and (ii) subject to Section 2.5 hereof, the Transferred Assets and make available to Buyer the facilities and premises, including all of the buildings, structures, improvements and fixtures, that are the subject of the Lease (the “Leased Facilities”) or owned by Seller; and

(b)          Buyer will deliver to Seller (i) the various certificates, instruments and documents referred to in Section 7.3 hereof, and (ii) the Initial Purchase Price by wire transfer of immediately available funds, to an account to be designated by Seller no later than two (2) business days prior to the Closing.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth specifically on the disclosure schedule, dated as of the date of this Agreement and delivered by Seller to Buyer (the “Disclosure Schedule”), Seller represents and warrants to Buyer that the statements set forth in this Article IV are accurate and complete as of the date hereof and as of the Closing Date. The Disclosure Schedule will be prepared and arranged in Sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article IV, and the disclosure in any Section or paragraph of the Disclosure Schedule qualifies other sections and paragraphs in this Article IV only to the extent it is clear that a given disclosure is applicable to other sections or paragraphs. Notwithstanding the foregoing, in no event will any disclosure or other information set forth on any schedule prepared or delivered in connection with this Agreement (other than pursuant to this Article IV) be deemed to qualify any representation or warranty of this Article IV unless a specific reference is included in the Disclosure Schedule to such effect.

4.1          Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority, and all necessary permits, authorizations, consents, and approvals of all Governmental Entities to own, lease and operate its properties and to carry on the operation of the Business as now being conducted except where the failure to have such permits, authorizations, consents, and approvals would not have a Material Adverse Effect on the Business. Seller is duly qualified or licensed as a foreign corporation to do business, and, where applicable, is in good standing, in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Business.

4.2          Authority. The execution and delivery of this Agreement by Seller and the other Acquisition Documents to be executed and delivered by Seller, the performance by Seller of its obligations hereunder and thereunder, and the completion by Seller of the Contemplated Transactions have been duly authorized by all necessary action by the Board of Directors of Seller, and no other act or proceeding on the part of or on behalf of Seller or its stockholders is necessary to approve the execution and delivery of this Agreement and other Acquisition Documents, the performance by Seller of its obligations hereunder and thereunder and the completion of the Contemplated Transactions. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and the other Acquisition Documents to be executed and delivered by Seller pursuant hereto, to complete the Contemplated Transactions and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof.

4.3          Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other Ancillary Agreements to be executed and delivered by Seller pursuant hereto, upon their execution and delivery by Seller, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws and equitable principles affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

4.4          Consents and Approvals of Governmental Entities. Other than the Governmental Authorizations, there is no requirement applicable to Seller to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful completion by Seller of the Contemplated Transactions and the other agreements and instruments to be executed and delivered by Seller pursuant to this Agreement, except for filings that are referred to in Section 4.4 of the Disclosure Schedule.

4.5          No Violation. Neither the execution, delivery and performance of this Agreement and the other Acquisition Documents to be executed and delivered by Seller pursuant to this Agreement, nor the completion of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller, each as amended to date, (b) except with respect to the Required Consents (as defined herein), conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Assumed Contract or other instrument or obligation to which any of the Transferred Assets or the Business may be bound, (c) violate any Law applicable to Seller or by which any Transferred Assets may be bound or otherwise subject, or (d) result in the creation or imposition of any Lien on any of the Transferred Assets.

4.6          Consents. Section 4.6 of the Disclosure Schedule sets forth each Assumed Contract that requires the consent of another Person or party thereto in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions (each a “Required Consent”).

4.7          Absence of Certain Changes. Except as set forth in Section 4.7 of the Disclosure Schedule, since March 31, 2007, (i) there has not been any Material Adverse Effect on the Business, nor has there occurred any event or development which would reasonably likely result in such a Material Adverse Effect on the Business prior to the Closing Date, and (ii) Seller has conducted the Business in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, since March 31, 2007, Seller has not taken any of the actions set forth in paragraphs (a) through (m) of Section 6.1 hereof, other than actions undertaken after the date hereof in accordance with Section 6.1 hereof (it being acknowledged and agreed by the Parties that, for the purposes of the foregoing representation by Seller made as of the date hereof, such representation will not be deemed to include any actions set forth under paragraphs (i) or (j) thereof).

4.8	Transferred Assets Generally.

(a)           Other than the Licensed Technology, the Licensed Third Party Technology (as defined in Section 4.8(e) and set forth in Section 4.8(e) of the Disclosure Schedule), the Required Consents, the Governmental Approvals and Patents owned by third Persons, of which such Patents Seller does not have Knowledge (“Unknown Third Party Patents”), no licenses or other consents from, or payments to any other Person are or will be necessary for Buyer to operate the Business (excluding, for such purposes, the Product Designs and Concepts) and use the Transferred Assets in a manner substantially equivalent to the manner in which Seller has used the Transferred Assets (excluding, for such purposes, the Product Designs and Concepts) prior to the Closing Date.

(b)          Seller holds good title or license to all of the Transferred Assets free and clear of any Liens, and subject to its receipt of the Required Consents or Governmental Approvals, has the power and right to sell, assign, and deliver the Transferred Assets to Buyer. Upon completion of the Contemplated Transactions, Buyer will acquire good title or license to the Transferred Assets free and clear of any Liens, other than those listed on Section 4.8(b) of the Disclosure Schedule.

(c)           Except as listed on Section 4.8(c) of the Disclosure Schedule, there exists no restriction on the use or transfer of the Transferred Assets.

(d)          Other than with respect to Intellectual Property Rights (which are exclusively addressed in Section 4.8(e) hereof), and the Excluded Assets described in Sections 2.2(h) and 2.2(j) of this Agreement, the Transferred Assets (i) that are tangible personal property are in good operating condition and repair (reasonable wear and tear excepted), as required for their use by Seller as presently conducted, and (ii) constitute all of the assets and properties used in the Business as of the Closing Date (excluding, for such purposes, the Product Designs and Concepts), and necessary for the operation of the Business (excluding, for such purposes, the Product Designs and Concepts).

(e)           The Technology licensed by Seller from third Persons set forth in Section 4.8(e) of the Disclosure Schedule (“Licensed Third Party Technology”) constitutes all Technology licensed by Seller from any Person that is used by Seller in the Business up to the Closing Date, excluding any third party generally available, off-the-shelf business software and licenses thereto used by Seller. The Licensed Third Party Technology, together with the Assigned Technology and Licensed Technology (and the Intellectual Property Rights therein and thereto) constitute all of the Technology and Intellectual Property Rights, other than the Excluded Technology, used in the Business as of the Closing Date (excluding, for such purposes, the Product Designs and Concepts), and necessary for the operation of the Business (excluding, for such purposes, the Product Designs and Concepts). The Excluded Technology does not include any Technology that is embodied or incorporated in or otherwise necessary to make, have made, sell, support or import any of the Products.

(f)           Section 4.8(f) of the Disclosure Schedule sets forth in tabular form an accurate and complete schedule of all royalties or similar payments payable per Product shipped by Seller to any Person. Seller has made available to Buyer true and complete copies of all Contracts pursuant to which any such royalties or similar payments are due and payable by Seller, and no subsequent written or oral modifications have been made to such Contracts.

4.9	Intellectual Property.

(a)           The Registered Intellectual Property Rights listed on Section 4.9(a)(i) of the Disclosure Schedule constitute all Registered Intellectual Property Rights, other than the Excluded Technology, owned by Seller that are used in the Business. The Registered Intellectual Property Rights listed in Section 4.9(a)(ii) of the Disclosure Schedule constitute all of the Registered Intellectual Property Rights, other than the Excluded Technology, owned by Seller that are embodied in the Product Designs and Concepts. Section 4.9(a)(iii) of the Disclosure Schedule lists any pending or, to Seller’s Knowledge, threatened, proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “USPTO”), the United States Copyright Office (the “USCO”) or equivalent authority anywhere in the world) related to any of such Registered Intellectual Property Rights (including any opposition, interference, reexamination or similar proceedings). Section 4.9(a)(iv) of the Disclosure Schedule sets forth a complete and accurate list of all unregistered Marks comprising the Assigned Technology (which list constitutes all unregistered Marks used in the Business), and lists any pending or known threatened proceeding concerning any such Mark. As of the Closing Date, except for the Registered Intellectual Property Rights described above and as set forth in Section 4.9(a)(v) of the Disclosure Schedule (a) there are no abandoned Registered Intellectual Property Rights nor abandoned applications for Registered Intellectual Property Rights, with respect to the Assigned Technology, and (b) there are no invention disclosures or unfiled applications for Registered Intellectual Property Rights (and no applications being prepared) with respect to any Assigned Technology.

(b)          Each registration of Registered Intellectual Property Rights is subsisting and in force, and all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property Rights that became due and payable on or before the Closing Date have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property Rights that were required to be filed on or before the Closing Date have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions (“Registration Offices”), as the case may be, for the purposes of maintaining such Registered Intellectual

Property Rights. Except as set forth on Section 4.9(b) of the Disclosure Schedule, to Seller’s Knowledge, there are no actions that must be taken by Seller within 120 days of the Closing Date, relating to the payment of any registration, maintenance or renewal fees or the filing of any responses to Registration Offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights.

(c)           Each item of Assigned Technology and each Assigned Mark is owned by Seller, free and clear of any Liens, except for those set forth on Section 4.9(c)(i) of the Disclosure Schedule. Since January 1, 2002, Seller has not received any written claim from a third Person asserting that Seller is not the sole owner of all right, title and interest in and to the Assigned Technology and each Assigned Mark or that any such Assigned Technology or Assigned Mark is invalid, unenforceable or infringed. Section 4.9(c)(ii) of the Disclosure Schedule sets forth a complete and accurate list of any and all licenses or other rights that have been granted by Seller with respect to the Assigned Technology and the Assigned Mark, and true and complete copies of all Contracts (including any amendments whether in writing or otherwise) documenting such rights have been made available to Buyer.

(d)          All Assigned Technology was either (i) developed, written or created by employees of Seller acting within the scope of their employment who have effectively transferred all rights in and to such Technology to Seller as of the Closing Date as contemplated in Section 4.9(e), or (ii) developed and created by third Persons (including consultants and contractors) who have validly and irrevocably assigned their rights in such Technology to Seller, and no third Person owns or has any rights to any such Assigned Technology. Section 4.9(d) of the Disclosure Schedule sets forth a complete and accurate list of such employees and such third Persons, if any.

(e)           Except as set forth on Section 4.9(e) of the Disclosure Schedule, each of the employees of Seller who has created or contributed to any Assigned Technology has entered into a valid and binding written proprietary information, confidentiality and assignment agreement with Seller (substantially in the form set forth on Section 4.9(e) of the Disclosure Schedule), sufficient to irrevocably vest title in Seller of all such Assigned Technology including all accompanying Intellectual Property Rights, created by such Transferred Employee, in the scope of his or her employment with Seller.

(f)           Except as set forth on Section 4.9(c)(ii) of the Disclosure Schedule, Seller has not transferred ownership of any Assigned Technology or Assigned Mark to any other Person. There are no outstanding licenses of any Licensed Technology to any Restricted Entities (as such term is defined in the Intellectual Property Assignment and License Agreement).

(g)           Except as set forth on Section 4.9(g) of the Disclosure Schedule, there are no Contracts or licenses between Seller and any other Person with respect to Assigned Technology or Licensed Technology (each, an “IP Related Agreement”) under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Seller thereunder, and to Seller’s Knowledge, no such dispute has been threatened. Without limiting the foregoing or anything in Section 4.17 hereof, to Seller’s Knowledge, Seller is not alleged to be in default in any material respect of any IP Related Agreement, and there exists no default or event of default or event, occurrence, condition or act with respect to Seller or, to Seller’s Knowledge, with respect to the other contracting Person which, with the giving of notice or the lapse of time, would become a default or event of default under any IP Related Agreement.

(h)          The operation of the Business by Seller prior to the Closing Date does not, to the Knowledge of Seller, infringe or misappropriate any Intellectual Property Right of any other Person, and since January 1, 2002, Seller has not received notice from any Person claiming or asserting that such operation of the Business (including any of the Assigned Technology or Licensed Technology) infringes or misappropriates any Intellectual Property Right of any Person (such notice including any invitation to license).

(i)            Since January 1, 2002, Seller has not brought or threatened to bring any action (or otherwise made any claim or assertion) concerning the infringement or misappropriation of any Assigned Technology or Assigned Mark. To the Knowledge of Seller, no Person is infringing or misappropriating any Assigned Technology or Assigned Mark.

(j)           No Assigned Technology or Assigned Mark is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller.

(k)          Except as set forth on Section 4.9(k) of the Disclosure Schedule, Seller has the right to grant the licenses granted to Buyer under the Intellectual Property Assignment and License Agreement.

(l)            Seller has taken all commercially reasonable steps necessary to protect and preserve trade secrets and other Confidential Information included in the Assigned Technology or Licensed Technology.

(m)         No government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Assigned Technology. Seller is not a party to any Contract or license with any Governmental Authority that grants to such Governmental Authority any right or license with respect to the Assigned Technology. Except as set forth on Schedule 4.9(m) of the Disclosure Schedule, Seller is not a member of, and Seller is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any of such organization’s member.

(n)	Software.

(i)            Each of the Software programs included in the Assigned Technology is functional and operational substantially in accordance with the specifications and documentation of Seller relating to that Software. Seller possesses full and complete source and object code versions of all such Software. The Assigned Technology and Licensed Technology, as applicable, include all items necessary so that a trained computer programmer can develop, maintain, support, compile and use that Software.

(ii)          Seller takes commercially reasonable steps at all times to assure that all Software and data residing on its computer networks or licensed or otherwise distributed to customers is free of viruses and other disruptive technological means. The Assigned Technology and the Licensed Technology, as applicable, do not contain any Harmful Code.

(iii)         Except as set forth on Section 4.9(n)(iii) of the Disclosure Schedule, there is no open source software incorporated into the Software within the Assigned Technology. Furthermore, none of the Software within the Assigned Technology is, in whole or in part, subject to any written open source agreement. For purposes of this Section 4.9(n)(iii), an “open source agreement” means any agreement or other type of license agreement or distribution model agreement that: (A) requires the distribution or making available of the source code for any such Software; (B) prohibits or limits Seller from charging a fee or receiving consideration in connection with sublicensing or distributing any such Software; (C) except as specifically permitted by law, grants any right to any Person (other than Seller) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software; or (D) requires the licensing of any such Software for the purpose of making derivative works.

4.10        Warranties and Indemnities. Section 4.10 of the Disclosure Schedule sets forth all forms of guaranty, warranty, right of return, right of credit or other indemnity that legally bind Seller in connection with any goods or services manufactured, sold, licensed, leased or delivered by Seller. No Product is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 4.10 of the Disclosure Schedule. Seller has no Liability (and no facts or circumstances exist that could reasonably be expected to give rise to any proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair of any Product manufactured, sold or delivered by Seller or other damages in connection therewith, subject only to the specific reserve for product warranty claims set forth in Section 4.10 of the Disclosure Schedule (itemized as to specific Products), as adjusted for the passage of time through the Closing Date in the ordinary course, consistent with the past practice of Seller.

4.11        Leased Facilities. Seller has not entered into any lease, sublease, assignment or other agreement transferring any of its interest in the Leased Facilities.

4.12        Inventory. Section 4.12 of the Disclosure Schedule sets forth all of the inventory of Seller related to the Existing Products as of May 31, 2007. The inventory was, and all inventory hereafter acquired and maintained through the Closing Date will have been, acquired and maintained in the ordinary course, consistent with past practice.

4.13        Compliance with Laws. Except as set forth in Section 4.13 of the Disclosure Schedule, Seller’s operation of the Business has not been at any time since 2002, and is not currently, in material breach of any Law applicable to the Business.

4.14	Employees.

(a)           Except as set forth on Section 4.14(a) of the Disclosure Schedule, all Employees (as defined herein) that have had access to the Assigned Technology and Licensed Technology are parties to written agreements (each, a “Confidentiality Agreement”), under which each such person (i) is obligated to disclose and transfer to Seller, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting services), all inventions, developments and discoveries (including all Intellectual Property Rights related or included therein) which, during the period of employment with or performance of services for Seller, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for Seller may be concerned, or relate to or are connected with the Business or the Transferred Assets, or involve the use of the time, material or facilities of Seller, and (ii) is obligated to maintain the confidentiality of proprietary information of Seller.

(b)          Except for the Confidentiality Agreements or as set forth on Section 4.14(b) of the Disclosure Schedule, there are no Contracts of employment, change in control agreements, severance plans, or other arrangements in place between Seller and any Transferred Employee (as defined herein).

(c)           Seller is not a party or otherwise subject to any collective bargaining agreement governing the wages, hours or terms of employment of its employees engaged in the conduct of the Business, and Seller is not aware of any effort to organize any such employees as a part of any collective bargaining or similar unit, nor has any such organizational effort been made or threatened by or on behalf of any labor union (which includes any application or request for recognition) within the last twenty-four months. Seller has not experienced within the last 24 months any strikes or other industrial actions, grievances, claims of unfair labor practices, or other collective bargaining disputes or trade disputes. There is no union or any employee group that must be notified or consulted with in connection with the Contemplated Transactions.

(d)          To Seller’s Knowledge, no Employee is in breach of his or her Confidentiality Agreement or other Contract with Seller.

(e)           Section 4.14(e) of the Disclosure Schedule contains an accurate list of the name, title, accrued vacation and paid time off and annual compensation for each Transferred Employee (including wages, salary, or, with respect to Transferred Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation, commissions, fringe benefits, bonuses and other payments or benefits of any type, promised or contemplated increases in wages, salary, compensation, commissions, fringe benefits, bonuses or other payment or benefits of any type, promised or contemplated promotions, and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plans), and identifies each Transferred Employee who is on a Seller-approved leave of absence and the type of such approved leave.

(f)           To Seller’s Knowledge, Seller has not committed any unfair labor practice or violated any applicable Laws or its own policies with regard to any Transferred Employees since 2002, including but not limited to those relating to wages and hours, including overtime, rest and meal periods, discrimination in employment, occupational health and safety, fair employment practices, terms and conditions of employment, equal employment opportunity, benefits or workers’ compensation.

(g)           Seller has properly paid all wages and salaries and employment Taxes (including social security taxes and other payroll taxes and including any share owed by Seller and any share that Seller was required to withhold from the compensation paid to Employees) and is not liable for any penalties or arrears, except for any arrears that would exist in the ordinary course of business and would be in compliance with applicable law.

(h)          All Transferred Employees are authorized and have appropriate documentation to work in the United States and Seller is in compliance with applicable immigration Laws.

(i)            Seller has not experienced any layoff or plant closing within the last twelve months that would give rise to Liability under the Worker Adjustment and Retraining Notification Act or any similar Law.

4.15        Employee Benefit and Compensation Plans. Section 4.15 of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans. Neither Seller nor any of its ERISA Affiliates sponsors, maintains or contributes to, nor, during the last six years, has sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan as defined in Section 3(37) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or 4064 of ERISA, or (iii) an employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, for the benefit of any employees assigned to the Products. Each Employee Benefit Plan is in substantial compliance in form and operation with the applicable requirements provided by any and all applicable law, including but not limited to ERISA and the Code. Except as disclosed on Section 4.15 of the Disclosure Schedule, the completion of the Contemplated Transactions (either alone or in conjunction with any other event) will not trigger any change of control payments under, cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Employee Benefit Plan.

4.16        Taxes. There are no liens for Taxes on the Transferred Assets, other than Taxes not yet due and payable as of the Closing Date. There are no pending or, to the Knowledge of Seller, threatened proceedings with respect to Taxes relating to the Transferred Assets. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

4.17	Contracts.

(a)           Section 4.17(a) of the Disclosure Schedule contains a list of all Contracts which are material to the Transferred Assets (“Material Contracts”), as follows:

(i)            each Contract (other than routine purchase orders given and pricing quotes received in the ordinary course of business and covering a period of less than one year) for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services relating to the Products which (A) involved consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to involve consideration of more than $500,000 in the aggregate during the calendar year ending December 31, 2007 or (C) cannot be canceled without penalty or further payment of at least $500,000;

(ii)          each customer Contract relating to the Products (other than routine purchase orders, pricing quotes with open acceptance and other tender bids, in each case, entered into in the ordinary course of business and covering a period of less than one year) which (A) involved consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2006, (B) is likely to involve consideration of more than $500,000 in the aggregate during the calendar year ending December 31, 2007, or (C) cannot be canceled without penalty or further payment of at least $500,000;

(iii)         (A) all distributor, manufacturer’s representative, broker, franchise, agency and dealer Contracts relating to the Products and (B) all sales promotion, market research, marketing and advertising Contracts relating to the Products which (1) involved consideration of more than $500,000 in the aggregate during the calendar year ended December 31, 2006, or (2) is likely to involve consideration of more than $500,000 in the aggregate during the calendar year ending December 31, 2007;

(iv)         all Contracts with independent contractors or consultants (or similar arrangements) relating to the Transferred Assets;

(v)           all Contracts related to the Transferred Assets (excluding routine checking account overdraft agreements involving petty cash amounts) under which Seller has incurred (A) obligations for borrowed money, (B) obligations evidenced by bonds, debentures, notes or similar instruments, (C) obligations of others for borrowed money secured by any encumbrance on property owned or acquired by Seller, whether or not the obligation secured thereby has been assumed, (D) guarantees of obligations of others for borrowed money, and (E) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty (collectively, “Indebtedness”);

(vi)         all Contracts that limit the ability of any Person related to the Transferred Assets to compete in any line of business or with any Person or in any geographic area or during any period of time, or to solicit any customer or client;

(vii)        all Contracts related to the Products pursuant to which Seller has agreed to supply Products to a customer at specified prices, whether directly or through a specific distributor, manufacturer’s representative or dealer;

(viii)       all Contracts between or among Seller, on the one hand, and any of its Affiliates, on the other hand, relating to the Business or the Transferred Assets; and

(ix)         all other Contracts (A) which are material to the Transferred Assets or (B) the early termination or cancellation of which would have a Material Adverse Effect on the Transferred Assets.

(b)          Except as set forth on Section 4.17(b) of the Disclosure Schedule, Seller is not alleged to be in default in any material respect of any Material Contract, and there exists no default or event of default or event, occurrence, condition or act with respect to Seller or, to the Knowledge of Seller, with respect to the other contracting party which, with the giving of notice or the lapse of time, would become a default or event of default under any Material Contract. Each Assumed Contract is a legal, valid and binding agreement, enforceable as to Seller in accordance with its terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Seller has made available to Buyer true and complete copies of all Assumed Contracts.

4.18        Product Liability. There are no claims, actions or suits by any Person or Governmental Entity and, to Seller’s Knowledge, there are no inquiries, proceedings, or investigations by a Governmental Entity pending against Seller, or threatened against Seller, relating to the Business, the Products and any other services produced, sold or provided by the Business that contain allegations that defects in such products or services (including defects in design or manufacture or improper labeling) caused bodily injury, death or property damage.

4.19        Litigation; Other Claims. Except as set forth on Section 4.19 of the Disclosure Schedule, there are no claims, actions or suits by any Person or Governmental Entity and there are no inquiries, proceedings, or investigations by a Governmental Entity pending against Seller, or any of its officers, directors or stockholders, relating to the Business, the Products or the Transferred Assets which are pending or, to the Knowledge of Seller, threatened, at law or in equity or before or by any Governmental Entity.

4.20        Defaults. Seller is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity related to or in connection with the Business, the Products or the Transferred Assets.

4.21        Brokers and Finders. Seller has employed Credit Suisse Securities (USA) LLC as a broker or finder and is solely responsible for any Liabilities incurred for any brokerage fee, commission or finder’s fee in connection with the Contemplated Transactions.

4.22        Insurance. There is no claim by Seller pending under any insurance policies or fidelity bonds covering the Products, Transferred Assets or Licensed Technology as to which coverage has been questioned, denied or disputed by the underwriters of such policies and bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

4.23        Export Control and Foreign Corrupt Practices Act Compliance. Neither Seller nor any of its respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has, in respect of the Business: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, which is in any manner illegal under any applicable Law; (c) made any payment to any customer or supplier of Seller or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent; or (d) violated export control Laws governing the export of technology.

4.24        Limitation of Representations and Warranties; Disclosure. The representations and warranties set forth in this Article IV, and any statement made in the Disclosure Schedule, any other Acquisition Document or in any certificate or other instrument delivered in connection herewith or therewith are the only representations and warranties made by Seller with respect to the Business and the Transferred Assets. To Seller’s Knowledge, no such representation or warranty of Seller contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. Seller represents that, to its Knowledge, the Forecast was prepared in good faith and that Seller reasonably believes there is a reasonable basis for such Forecast.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements set forth in this Article V are true and complete as of the date hereof and as of the Closing Date.

5.1          Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to execute and deliver this Agreement and all of the other Acquisition Documents to be executed and delivered by Buyer pursuant hereto, and to complete the transactions contemplated hereby and thereby.

5.2          Authority. The execution and delivery of this Agreement by Buyer and all other Acquisition Documents to be executed and delivered by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the completion by Buyer of the Contemplated Transactions have been duly authorized by all necessary action by the Board of Directors of Buyer, and no other act or proceeding on the part of or on behalf of Buyer or its stockholders is necessary to approve the execution and delivery of this Agreement and such Acquisition Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Contemplated Transactions. The signatory officers of Buyer have the power and authority to execute and deliver this Agreement and all of the other Acquisition Documents to be executed and delivered by Buyer pursuant hereto, to complete the Contemplated Transactions and to take all other actions required to be taken by Buyer pursuant to the provisions hereof and thereof.

5.3          Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other Ancillary Agreements to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Seller), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

5.4          Consent and Approvals. Other than Governmental Authorizations, there is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful completion by Buyer of the Contemplated Transactions and the other Acquisition Documents to be executed and delivered by Buyer pursuant hereto, except for filings the failure of making which would not have a Material Adverse Effect on Buyer.

5.5          No Violation. Neither the execution, delivery and performance of this Agreement and of all the other Acquisition Documents to be executed and delivered pursuant hereto, nor the completion of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, as amended to date, (b) conflict with or result in a violation or breach of, or constitute a default or require consent of any Person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (c) violate any Law applicable to Buyer or by which any of its properties or assets may be bound, except in each case where any such conflict, violation, breach, default, required consent, termination, cancellation, or acceleration would not have, in the aggregate, a Material Adverse Effect on Buyer.

5.6          Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finder’s fee in connection with the Contemplated Transactions.

5.7          Financial Capability. Buyer has, or will have prior to or at the Closing (or at such other time when payment therefor is due hereunder), adequate capital resources to satisfy its monetary and other obligations under this Agreement including the obligation to pay the Aggregate Purchase Price in accordance herewith.

ARTICLE VI. COVENANTS

6.1          Conduct of Business Prior to Closing. From the date of this Agreement until the Closing, Seller will (a) conduct the Business only in the ordinary course, consistent with past practice, (b) use its commercially reasonable efforts to preserve and protect the Business, its organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it, (c) confer with Buyer concerning operational matters of a material nature, (d) otherwise report periodically to Buyer concerning the status of its business, operations and finances, and (e) not act or omit to act in a manner that would impair or otherwise adversely affect any of the Transferred Assets or the financial or other ability of Seller to perform Seller’s obligations under this Agreement. Without limiting the generality of the foregoing and except as otherwise expressly permitted by this Agreement, Seller will not take any of the following actions with respect to the Business or the Transferred Assets, without the consent of Buyer, which will not be unreasonably withheld:

(a)           voluntarily incur any Liability other than in the ordinary course or in connection with the performance or completion of the Contemplated Transactions;

(b)          lease, license, sell, transfer, encumber or permit to be encumbered any Transferred Asset, except in connection with the sale of Products in the ordinary course of business, consistent with past practice;

(c)           dispose of any Transferred Asset, except inventory and obsolete equipment of the Business (other than the Equipment) in the ordinary course of business, consistent with past practice;

(d)	waive or release any right or claim that is a Transferred Asset;

(e)	terminate or amend any Assumed Contract;

(f)           increase the remuneration or otherwise change terms of employment of any Transferred Employee other than as required by law;

(g)           sell any Product (i) with payment terms longer than terms customarily offered by Seller for such Product, (ii) at a greater discount from listed prices than customarily offered for such Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business, consistent with past practice, for such Product, (iii) at a price that does not give effect to any general increase in the list price for such Product publicly announced prior to the Closing Date, (iv) with shipment terms more favorable to the customer than shipment terms customarily offered by Seller for such Product, (v) in a quantity greater than the reasonable resale requirement of the particular customer or (vi)  in conjunction with other material benefits to the customer not previously offered in the ordinary course of business to such customer;

(h)          (i) cause the Business to merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person engaged in a business relating to the Business, (ii) acquire a substantial portion of the assets or business of any Person engaged in a business relating to the Business or any division or line of business thereof, or (iii) otherwise acquire any material assets relating to the Business other than in the ordinary course of business, consistent with past practice;

(i)            make any capital expenditure or commitment for any capital expenditure, in each case relating to the Business, in excess of $100,000 individually or $200,000 in the aggregate;

(j)           incur any Indebtedness relating to the Business in excess of $100,000 individually or $200,000 in the aggregate;

(k)          make any loan to, guarantee any indebtedness of, or otherwise incur any indebtedness on behalf of, any person in connection with the Business;

(l)	do anything that would have a Material Adverse Effect on the Business; or
(m)	agree to do any of the things described in this Section 6.1.

6.2          Distributor Inventory. In the event of any Product Returns (as defined below) during the Return Period (as defined below), Buyer will have the right to purchase from Seller up to all of such Product Returns at a price equal to Seller’s standard cost (i.e., without any markup) pursuant to this Section 6.2. In the event that Seller receives any Product Returns, Seller will notify Buyer in writing, describing in reasonable detail the Products so returned and the applicable cost of such Product; provided, however, in no event will the cost applicable to a Product for the purpose of this Section 6.2 exceed the average sales price for such Product as set forth on Schedule 6.2(a), which will be updated as of the Closing Date, pursuant to Section 6.18 hereof. Promptly but in no event later than 3 business days thereafter, Buyer will tender to Seller a purchase order, in the form set forth on Schedule 6.2(b), for the specific amount of Product Returns that it desires to purchase pursuant to this Section 6.2. All other terms and conditions of such purchase and sale will be as set forth in the purchase order. In the event that Buyer elects to purchase less than all Products Returns pursuant to this Section 6.2, Seller may sell to another Person any such Product Returns that Buyer has elected not to purchase. For purposes of this Section 6.2, the term “Product Returns” means any Distributor Inventory that (A) is returned to Seller within the prescribed time period (which in any event will not exceed 180 days after the Closing Date) (the “Return Period”) in accordance with a written Contract between Seller and its distribution partner(s) in effect on the date hereof that permits such distribution partner to return any Product as a direct result of the characterization of the Contemplated Transactions as a “Change of Control” and the distribution partner identifies such a “Change of Control” as the reason for the return, (B) is made through authorized sales and distribution channels after the Closing Date, and (C) is in suitable and customary condition for sale within the industry that the Business operates. Buyer expressly agrees not to intentionally take any action or intentionally cause any other Person to take any action which would materially impede, circumvent, interfere with or otherwise materially and adversely affect Seller’s distributors in the sale of Products from such distributors’ inventory, including with respect to any distributor’s sale of Products to its customers, during the Return Period. For purposes of clarification, the provisions of this Section 6.2 do not affect Buyer’s obligations under Sections 2.3(c) and (d).

6.3          Notification. From the date of this Agreement until the Closing, each Party will give prompt notice to the other Party of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Closing and (b) any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. No notification pursuant to this Section 6.3 will be deemed to amend or supplement the Disclosure Schedule, prevent or cure any misrepresentation, breach of warranty or breach of covenant, or limit or otherwise affect any rights or remedies available to the Party receiving notice, including pursuant to Article IX hereof.

6.4          Access to Information. Prior to the Closing, Seller will permit Buyer and its representatives and agents, to make a full and complete investigation of the Business and Transferred Assets and to receive from Seller all information of Seller relating to the Business and the Transferred Assets. Without limiting this right, Seller will give to Buyer and its accountants, legal counsel, and other representatives full access, during normal business hours, at a mutually agreeable location arranged in advance, to (a) such materials and information about the Business as Buyer may reasonably request, and (b) members of management of the Business; provided, however, that the foregoing will not limit or otherwise affect the respective obligations of the Parties under Section 6.11 hereof.

6.5	Consents.

(a)           Subject to the other provisions of this Section 6.5, each Party will use its respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to complete and make effective the Contemplated Transactions and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the completion of the Contemplated Transactions, including the Required Consents for the Assumed Contracts and other instruments listed on Schedule 6.5(a) (“Designated Required Consents”).

(b)          Subject to the foregoing, if one or more Required Consents listed on Schedule 6.5(b) (“Other Required Consents”) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect Seller’s ability to convey its interest to Buyer, Seller or its agents will on or after the Closing Date, take commercially reasonable action and do or cause to be done things that are necessary or proper to assure that the rights and obligations of Seller thereunder will be preserved for the benefit of Buyer in accordance with Section 2.5(b). Buyer will be solely responsible for any and all amounts of any financial accommodations to any third Person solely in connection with such third Person’s consent to assignment of the Other Required Consents.

(c)           As soon as reasonably practicable and in any event within 10 business days following the execution and delivery of this Agreement, Seller and Buyer will each file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will use their respective commercially reasonable efforts to obtain early termination of the applicable waiting period and will make all further filings pursuant thereto that may be necessary, proper or advisable. The foregoing will not be deemed to require Buyer to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates to divest (including through the granting of any license rights) or hold separate any assets (including the Transferred Assets) or to take any other action that would have a Material Adverse Effect on Buyer or any of its Affiliates (including for this purpose, the Transferred Assets, the Assumed Liabilities and the business to be conducted with the Transferred Assets). In addition, each Party agrees to file with the applicable Governmental Entity, as soon as reasonably practicable following the date of this Agreement, any filings or similar information submissions required under any other applicable antitrust or other competition Laws. Notwithstanding the foregoing, Buyer will be solely responsible for any and all filing fees due under the HSR Act and any non-U.S. applicable laws in connection with the filings described above, and Seller will not have any Liability or other obligation with respect to the payment of such filing fee other than its own internal costs as well as costs and expenses of its counsel and advisors in connection therewith.

(d)          Each Party will promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Entity relating to the Contemplated Transactions, and will permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity. Neither Party will agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Each Party will provide to counsel for the other Party copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions.

6.6          Tax Returns. At all times following the Closing, each Party will provide the other Party (at such other Party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any employees, as may be reasonably requested by either of them in connection with the preparation of any financial statement or tax return, any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to Liability for Taxes.

6.7	Post-Closing Access to Information.

(a)           In order to facilitate the resolution of any claims made against or incurred by Buyer relating to the Business, for a period of three (3) years after the Closing, Seller will (i) retain the books and records relating to the Business for all periods prior to the Closing which will not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that prior to any disposal or destruction of any books and records relating to the Business after the end of such three-year period other than books and records that are not required to be maintained by law during such period, Seller will provide to Buyer at least 10 business days prior written notice thereof. Notwithstanding the foregoing, (A) Buyer expressly acknowledges that certain of such records and materials may primarily relate to the businesses of Seller, other than the Business, and that, in such case, Seller may withhold portions thereof that do not relate to the Business, and (B) Seller will not be required to disclose to Buyer (including, for such purpose, its agents and representatives) any information if such disclosure would, in Seller’s reasonable discretion, (I) jeopardize any attorney-client or other legal privilege or (II) contravene any applicable Laws.

(b)          In order to facilitate the resolution of any claims made against or incurred by Seller relating to the Business, on or after the Closing Date, at the reasonable request of Seller and subject to customary confidentiality restrictions, Buyer will afford the officers, employees, agents and representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, the documents, operating data and records that were delivered to Buyer by Seller in connection with the Contemplated Transactions. Notwithstanding the foregoing, Buyer will not be required to disclose to Seller (including, for such purpose, its agents and representatives) any information if such disclosure would, in Buyer’s reasonable discretion, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable laws.

(c)           On or after the Closing Date, at the reasonable request of either Party and subject to customary confidentiality restrictions, the other Party will cooperate with the requesting Party, and provide reasonable assistance to the requesting Party (including causing its personnel to be available for interviews during normal working hours), in connection with the requesting Party’s preparation of any historical or pro forma financial statements relating to, or otherwise involving, the Business as such financial statements may be required under applicable rules or regulations of the United States Securities and Exchange Commission; provided, however, that no such cooperation or provision of assistance will unreasonably interfere with the conduct of the businesses of the other Party. The requesting Party will compensate the other Party based on an hourly rate to be agreed by the Parties in good faith prior to making any personnel of the other Party available, and the requesting Party will also reimburse the other Party for any all out-of-pocket costs and expenses incurred in connection therewith.

6.8          Further Assurances. Prior to and following the Closing, each Party agrees to cooperate fully with the other Party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other Party to evidence and reflect better the Contemplated Transactions and to carry into effect the intents and purposes of this Agreement. In connection therewith, each Party agrees to comply, and will cause its applicable Affiliates to comply, with its respective pre-Closing commitments, obligations and covenants under the other applicable Acquisition Documents.

6.9	Taxes.

(a)           Notwithstanding any legal requirements to the contrary, Buyer will be responsible for and will reimburse Seller for any Transfer Taxes when due. Buyer will, at its own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by law, Seller will join in the execution of any such tax returns and other documentation.

(b)          Seller will be responsible for and will pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Transferred Assets attributable to the Pre-Closing Period. Buyer will be responsible for and will pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Transferred Assets attributable to the Post-Closing Period.

(c)           All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) payable with respect to the Transferred Assets or the Business in a taxable period which includes (but does not end on) the Closing Date will be apportioned between Buyer and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date; provided, however, that Seller will not be responsible for any increased assessments on real or personal property resulting from the Contemplated Transactions.

6.10	Seller Debt Arrangements.

(a)           As of the date hereof, Seller has obtained the written consent of the Required Lenders (as defined in the Fourth Amended and Restated Loan Agreement, dated as of June 20, 2006, by and among Seller and the Other Borrowers Named therein and Special Value Expansion Fund, LLC and Special Value Opportunities Fund, LLC, as Lenders, and Obsidian, LLC, as Agent and Collateral Agent (the “Existing Loan Agreement”)) to the sale of, and the release of all Liens under the Existing Loan Agreement relating to, the Transferred Assets, and has caused a copy of such consent (the “Senior Lender Consent”) to be delivered to Buyer. From the date of this Agreement through the Closing, Seller will (x) keep Buyer apprised of any communications between or among Seller, any Lender (as defined in the Existing Loan Agreement) and/or Agent, and (y) deliver to Buyer copies of any written communications received from Agent or any Lender (including a written summary of any oral communications) as follows:

(i)            promptly following receipt (but in no event more than 36 hours thereafter), to the extent such communications relate, or could reasonably be interpreted to relate, in any respect to (A)(I) a withdrawal, rescission or modification, or a threat of withdrawal, rescission or modification, of the Senior Lender Consent, (II) the failure to release a Lien on any Transferred Asset, or (III) the imposition or threatened imposition of a Lien on any Transferred Asset, (B) any allegation or threat that Seller is in default under any provision of the Existing Loan Agreement (including for such purpose any agreements entered into in connection therewith), or that a Default (as such term is defined in the Existing Loan Agreement) or Event of Default (as such term is defined in the Existing Loan Agreement) has occurred or is likely to occur, or (C) any proposed amendment or waiver by any party under the Existing Loan Agreement (including for such purpose any agreements entered into in connection therewith); or

(ii)          as soon as reasonably practicable following receipt (but in no event more than five (5) business days thereafter), in all other cases.

(b)          The Senior Lender Consent will not be withdrawn or rescinded, and will remain in full force and effect at all times through and including the Closing. Seller will not amend or otherwise alter the Senior Lender Consent without the prior written consent of Buyer in its sole and absolute discretion.

(c)           From the date of this Agreement through the Closing, Seller will (i) use its best efforts to keep Buyer apprised of any communications between or among Seller and any proposed new lender or source of new Indebtedness, and (ii) promptly deliver to Buyer drafts of the definitive documentation relating to any proposed new arrangement relating to Indebtedness.

6.11	Confidentiality.

(a)           Each Party agrees to continue to abide by that certain confidentiality letter agreement dated as of March 7, 2007 (the “Nondisclosure Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time paragraphs 2, 4, 7, 8 and 13 only of the Nondisclosure Agreement will terminate and the Nondisclosure Agreement will otherwise continue in full force and effect. If this Agreement is, for any reason, terminated prior to the Closing, the entire Nondisclosure Agreement will continue in full force and effect. The existence of this Agreement, the Intellectual Property Assignment and License Agreement and the other Acquisition Documents and the terms hereof and thereof (including the exhibits and schedules appended hereto) will be deemed “Confidential Information” for purposes of the Nondisclosure Agreement. In addition, for the purposes hereof and thereof, Licensed Technology (other than Licensed Patents) will be included within the definition of Confidential Information under the Nondisclosure Agreement, but may be used and disclosed by Buyer in accordance with the terms and conditions of the Intellectual Property Assignment and License Agreement. Promptly following the Closing, Seller will notify each Person with which Seller has entered into a nondisclosure agreement with respect to the evaluation of the sale of the Business (including any material portion thereof) that it is required to return or destroy (pursuant to the terms of such agreements) any materials or information provided to such parties that would constitute “Confidential Information” for purposes of the Nondisclosure Agreement, and, beginning on the date hereof, neither Seller nor any of its Affiliates will waive affirmatively any right under any such agreement without the prior written consent of Buyer.

(b)          After the Closing, Seller will hold, and Seller will cause its Affiliates and its and their respective accountants and advisors to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information to the extent relating to the Business (the “Business Information”), except to the extent that such Business Information (i) must be disclosed in connection with the obligations of Seller pursuant to the other Acquisition Documents, (ii) can be shown to have been in the public domain through no fault of Seller, or (iii) was later lawfully acquired by Seller from Persons other than those related to its prior ownership of the Business. In the event that Seller or any of its agents, representatives, Affiliates, employees, officers or directors (each, a “Seller Disclosing Party”) becomes legally compelled to disclose any Business Information, such Seller Disclosing Party will provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 6.11(b). All expenses reasonably incurred by Seller in seeking a protective order or other remedy will be borne by Buyer. In the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 6.11(b), such Seller Disclosing Party will furnish only that portion of such Business Information which is legally required to be provided and will exercise its best efforts to obtain assurances that confidential treatment will be accorded such Business Information. Notwithstanding the foregoing, in no event will this Section 6.11(b) limit or otherwise restrict Seller’s use of the Business Information in connection with its indemnification obligations hereunder, including the defense of any Third Party Claims.

(c)           For purposes of securities law compliance, each Party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other Party, except that each Party reserves the right, without the other Party’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities laws or securities listing standards (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making such disclosure) and agrees to provide the content of such disclosure to Buyer at least two business days prior to the date of the disclosure.

6.12	Use of Vitesse Name.

(a)           Seller hereby grants to Buyer a non-exclusive, worldwide, fully-paid up license effective for 180 days immediately following the Closing Date (i) to use the Names and Marks (as defined herein) only as needed to indicate that the Products previously sold by Seller are now sold by

Buyer; and (ii) to use, market, sell and distribute the Product Distribution Material (as defined herein) and Product Marketing Material (as defined herein) acquired by Buyer under this Agreement; provided, however, that the foregoing license does not include the right for Buyer to reproduce the Product Distribution Material or Product Marketing Material that contain any of the Names and Marks or create derivatives of such materials if such derivatives contain any of the Names and Marks. Buyer will also have the right for 180 days immediately following the Closing Date to use, market, sell and distribute Products that bear any of the Names and Marks and that have been manufactured (or are in production) as of the Closing Date or on which any of the Names and Marks are applied by masks, molds or other tooling required under this Agreement; provided, however, that Buyer will not have any right to manufacture any Products bearing any of the Names and Marks. When using the Names and Marks, Buyer will also indicate that Buyer is not affiliated with Seller and that Seller does not sponsor the activities of Buyer. Notwithstanding anything to the contrary herein, Buyer will have the right in perpetuity to use, sell and distribute Products (and Product Distribution Material) that bear any of the Names and Marks and that have been manufactured (or are in production) as of the Closing Date (including any Products sold by Seller and returned to Buyer by customers and distributors).

(b)           Buyer may not, without the prior written consent of Seller, remove or alter any trademark notice, copyright notice, patent notice or any other legends affixed to or used in marketing collateral in connection with the Products, or any container or package for the Products. Seller will have the right to exercise quality control over the use made by Buyer of the Names and Marks to the limited degree necessary to maintain the validity of the Names and Marks and to protect the goodwill associated with the Names and Marks.

(c)           For the purposes of this Section 6.12, the following definitions will apply: (i) “Names and Marks” means Seller’s corporate name and such trademarks, service marks, trade dress, slogans, logos and other incidica of source or origin of Seller that, as of the Closing Date, appear on any Product, and/or appear in or on Product Distribution Material or Product Marketing Material; (ii) “Product Distribution Material” means Product packaging, Product user guides, Product instructional material, or other inserts or material distributed with the Products; and (iii) “Product Marketing Material” means any product specifications, advertising or promotional material for the Products.

6.13        Intercompany Arrangements. Seller will cause any contract or arrangement that is disclosed (or should have been disclosed) in Section 4.17(a)(viii) of the Disclosure Schedule and to the extent related to the Business, to be terminated, effective no later than as of the Closing, other any arrangement entered into pursuant hereto or in connection with the Contemplated Transactions.

6.14        Exclusivity. From the date of this Agreement until the Closing, Seller will not (and Seller will not permit or authorize, as applicable, any of its Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract, (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records, or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, acquisition agreement, option agreement or other similar Contract or propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving the Business or any other transaction to acquire all or any material part of the Transferred Assets, whether by merger, purchase of assets, purchase of stock, tender offer, license or otherwise, other than with Buyer. Seller will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with Buyer) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If Seller or any of its Affiliates, directors, officers, stockholders, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, Seller will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests and notify Buyer thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request.

6.15	Noncompetition.

(a)           For a period of three (3) years after the Closing Date (the “Restricted Period”), Seller will not, and it will cause its controlled Affiliates not to (i) engage, directly or indirectly, in any business anywhere in the world that manufactures, produces or supplies products (A) of the kind manufactured, produced or supplied by the Business as of the Closing (including, for the avoidance of doubt, the Products), or (B) that incorporate, that are similar to or that are based upon any of the Product Designs and Concepts (collectively, the “Restricted Business”), or (ii) without the prior written consent of Buyer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, stockholder, consultant or otherwise, any Person that competes with Buyer or the Business in the Restricted Business. For the purposes of this Section 6.15, Restricted Business will not include any business that manufactures, produces or supplies repeater, retimer, signal integrity, and cross point switch products manufactured by Seller as of the Closing and developments, derivatives and improvements of, and designs and concepts directly relating to, those products, including those on any “roadmap” related to such products as of the Closing.

(b)           Notwithstanding anything to the contrary contained in Section 6.15(a), Seller may, without violating the terms of this Section 6.15, take any of the following actions: (i) own securities having no more than five (5) percent of the outstanding voting power of any Person engaged in (or proposed to be engaged in) the Restricted Business which is listed on any national securities exchange, as long as Seller has no other connection or relationship with such Person engaged in (or proposed to be engaged in) the Restricted Business; (ii) grant any license to the Technology as permitted under the Intellectual Property Assignment and License Agreement (and otherwise in compliance with such Intellectual Property Assignment and License Agreement); (iii) undertake any activities pursuant to and in compliance with Section 6.2 hereof; (iv) sell to any Person those Ordered Materials identified as “Seller Retained Ordered Materials” on Schedule 1.40; (v) be acquired (whether by acquisition of assets (including, for such purpose, the divisional sale by Seller of any business that includes products that embody, incorporate or practice the Licensed Technology), merger or otherwise and including, for such purpose, the acquisition of any voting securities of Seller by any Person otherwise unaffiliated with Seller or its Affiliates that, following such acquisition, holds, together with such Person’s Affiliates, a majority of Seller’s then-outstanding voting securities, in each case whether in a single transaction or a series of related transactions) by a Person engaged in (or proposed to be engaged in) the Restricted Business, if the acquiring Person agrees, for the remainder of the Restricted Period, not to exploit or otherwise use any Licensed Technology (other than the COT Technology or the ‘213 Patent Family, as such terms are defined in the Intellectual Property Assignment and License Agreement) in any manner, either directly or indirectly, in connection with that portion of the acquiring Person’s business that comprises a Restricted Business; or (vi) acquire (whether by acquisition of assets, merger or otherwise) a Person engaged in (or proposed to be engaged in) the Restricted Business, if the gross revenues of such acquired Person from the Restricted Business do not exceed five percent (5%) of such Person’s total gross revenues during such Person’s last fiscal year and Seller, for the remainder of the Restricted Period, does not exploit or otherwise use the Licensed Technology in any manner, either directly or indirectly, in connection with that portion of the acquired Person’s business that comprises a Restricted Business.

(c)           The Restricted Period will be extended by the length of any period during which Seller or any of its controlled Affiliates is in breach of the terms of this Section 6.15.

6.16        Satisfaction of Conditions Precedent. The Parties agree to use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, and the parties will use commercially reasonable efforts to cause the transactions contemplated hereby to be consummated.

6.17        Bulk Transfer Laws. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the Contemplated Transactions.

6.18        Asset Schedule Updates. On the Closing Date, Seller will deliver to Buyer updates to each of Schedules 1.40, 1.45, 1.51, 2.1(a), 2.1(b), 4.12 and 6.2(a) and the Forecast (collectively, the “Asset Schedule Updates”) as of the most recent month-end prior to the Closing Date, unless the Closing Date is on or prior to the 15th calendar day of the month, in which case the Asset Schedule Updates will speak as of the immediately preceding month-end. As soon as practicable but no more than 5 business days after the Closing Date, Seller will deliver to Buyer Asset Schedule Updates to reflect any changes to such schedules arising following the date hereof through and including the Closing Date. With respect to the update to the Forecast as of the Closing Date (the “Updated Forecast”), it is expressly acknowledged and agreed that such Updated Forecast will not impact or otherwise alter Seller’s obligations under the Transition Services Agreement.

ARTICLE VII. CONDITIONS TO CLOSING.

7.1          Conditions to Obligations of the Parties. The obligations of Buyer and Seller to complete the Closing are subject to the satisfaction or written waiver of each of the following conditions:

(a)           No Governmental Entity will have enacted, issued, promulgated or entered any applicable Law which is in effect on the Closing Date that has or would have the effect of prohibiting, restraining or enjoining the completion of the Contemplated Transactions. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court or other Governmental Entity that has the effect of making the Contemplated Transactions illegal or otherwise prohibiting completion of the Contemplated Transactions will be in effect as of the Closing Date, and there will be no pending or threatened actions or proceedings by any Governmental Entity (or determinations by any Governmental Entity) challenging or in any manner seeking to prohibit the Closing.

(b)          The waiting period (and any extension thereof) applicable to the completion of the Contemplated Transactions under the HSR Act, and any other applicable similar merger notification Laws of foreign Governmental Entities, will have expired or been terminated, and any applicable filings or approvals under the HSR Act, and any other applicable similar merger notification Laws of foreign Governmental Entities that are required to be made or obtained prior to Closing, will have been made or obtained.

7.2          Conditions to Obligation of Buyer. The obligation of Buyer to complete the Closing is subject to the satisfaction or written waiver of each of the following conditions:

(a)           The representations and warranties of Seller in Article IV must have been accurate in all material respects when made and must be accurate in all material respects as of the Closing without regard for any “material” or “Material Adverse Effect” qualifiers therein (other than to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty will have been so accurate as of such date).

(b)          Seller must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the Principal Agreements as of or prior to the Closing Date.

(c)           Buyer must have received from Seller written evidence that the execution, delivery and performance of its obligations under the Principal Agreements have been duly and validly approved and authorized and that all necessary corporate or organizational approvals of Seller have been obtained.

(d)          Seller must have delivered to Buyer a written certification in compliance with applicable United States Treasury regulations, to the effect that Seller is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(e)           There will not have occurred a Material Adverse Effect with respect to the Business.

(f)           Seller must have executed and delivered the Acquisition Documents and such Acquisition Documents must be in full force and effect on the Closing Date.

(g)           Seller must have delivered to Buyer a certificate signed by an officer of Seller to the effect that each of the conditions specified in Section 7.2 is satisfied in all respects.

(h)          Seller must have delivered to Buyer the release of (i) the Liens set forth on Section 4.8(b) of the Disclosure Schedule with respect to the Transferred Assets, and related claims, and (ii) any other Lien arising in connection with the Existing Loan Agreement, and related claims, in each case in a form satisfactory to Buyer in its sole discretion.

(i)            Seller must have obtained and delivered to Buyer all Designated Required Consents listed on Schedule 6.5(a) in the form attached hereto on Schedule 7.2(i).

7.3          Conditions to Obligations of Seller. The obligation of Seller to complete the Closing is subject to the satisfaction or written waiver of each of the following conditions:

(a)           The representations and warranties of Buyer in Article V must have been accurate in all material respects when made and must be accurate in all material respects as of the Closing without regard for any “material” or “Material Adverse Effect” qualifiers therein (other than to the extent any such representation or warranty speaks as of any other specific date, in which case such representation or warranty will have been so accurate as of such date).

(b)          Buyer must have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the Principal Agreements as of or prior to the Closing Date.

(c)           Seller must have received from Buyer written evidence that the execution, delivery and performance of its obligations under the Principal Agreements have been duly and validly approved and authorized and that all necessary corporate or organizational approvals of Buyer have been obtained.

(d)          Buyer must have executed and delivered the Acquisition Documents and such Acquisition Documents must be in full force and effect on the Closing Date.

(e)           Buyer must have delivered to Seller a certificate signed by an officer of Buyer to the effect that each of the conditions specified in Section 7.3 is satisfied in all respects.

ARTICLE VIII. EMPLOYEE MATTERS.

8.1	Transferred Employees.

(a)           Subject to and in accordance with the provisions of this Section 8, Buyer may offer employment to any or all of the employees identified by Seller to Buyer who are necessary for the operation of the Business as of the date of this Agreement (the “Employees”). Prior to the Closing, Seller will permit Buyer reasonable access to information relating to the Employees in order to allow Buyer to determine whether it wishes to extend an offer of employment to such Employees. Seller will provide reasonable cooperation to assist Buyer for a period of up to two (2) months after the Closing to facilitate the transition of Seller’s employees to Buyer. Such employment will be subject to Buyer’s established policies generally applicable to new employees. With regard to the Employees listed on Schedule 8.1(a), Buyer will deliver written offers of employment (the “Offer”) to such Employees by or on the Closing Date. Upon Closing, Buyer may hire those Employees to whom it has made an offer in accordance with this Section 8.1 and who accept such offer in the manner and within the time frame reasonably established by Buyer (“Designated Employees”). With regard to the Employees listed on Schedule 8.1(b) (“Designated TSA Employees”), Buyer will deliver Offers to such Employees on a date mutually agreed to by the Parties on or following the Closing. Upon delivery of the Offer, Buyer may hire the Designated TSA Employees who accept such Offer in the manner and within the time frame reasonably established by Buyer. Each such Designated Employee or Designated TSA Employee who is employed by Seller prior to the date of the respective Offer and who actually transfers to employment with Buyer at or after the date of the respective Offer is hereafter referred to as a “Transferred Employee.”

(b)          With regard to those Transferred Employees whose Offer was made by Buyer prior to or on the Closing Date, their employment with Seller will end at the close of business on the Closing Date and their employment with Buyer will commence at 12:01 a.m. on the day after the Closing Date. With regard to those Transferred Employees whose Offer was made after the Closing Date, their employment with Seller will end and their employment with Buyer will commence at a time and date mutually agreed to by and between the Seller and Buyer. The date the Transferred Employees’ employment terminates with Seller and commences with Buyer will be referred to as the “Transfer Date.” The terms of employment with Buyer (or Buyer’s Affiliates) will be as mutually agreed to between each Transferred Employee and Buyer (or Buyer’s Affiliate, as the case may be). Subject to the provisions of this Section 8.1, any salary, wages, commissions, sabbatical, bonus, health and welfare benefits (excluding accrued vacation and paid time off), profit sharing, stock bonus, severance, pension, retirement, stock purchase, options, deferred compensation plans, or other Employee Benefit Plan accrued through the Transfer Date will be paid by Seller to Transferred Employees as of the Transfer Date; provided, however, that Buyer will assume all accrued vacation and paid time off balances as of the Transfer Date for Transferred Employees. Buyer will have no Liability or other obligation with respect to payments of salary, wages, commissions, sabbatical, bonus, health and welfare benefits (excluding accrued vacation and paid time off), profit sharing, stock bonus, severance, pension, retirement, stock purchase, options, deferred compensation plans, or any other sums due to any Transferred Employee related to periods of employment under Seller. To the extent “continuation coverage” (within the meaning of Code Section 4980B) is required to be provided, Buyer will assume responsibility for any “M&A qualified beneficiaries” (within the meaning of Code Section 4980B) in connection with the Contemplated Transactions solely with respect to Transferred Employees. Buyer will be fully responsible for all amounts payable to any Transferred Employee, including (without limitation) all termination payments, redundancy compensation, severance pay, and other amounts payable in respect of the termination of employment of any Transferred Employee following the Transfer Date. Notwithstanding the foregoing provision to the contrary, with respect to any Transferred Employee, the transactions contemplated in this Agreement will not constitute a termination of employment under any Employee Benefit Plan entitling the Transferred Employee to termination payments, redundancy compensation, severance pay, and other amounts payable in respect of a termination of employment; provided, however, that this provision will not apply to those plans intended to qualify under Code Section 401(a).

(c)           As of the Closing Date, and for a period of at least 12 months thereafter, Buyer will provide employee benefits to Transferred Employees that are not less favorable, in the aggregate, than the employee benefits provided by Buyer to similarly situated employees of Buyer. Transferred Employees will receive full credit for their service with Seller and its ERISA Affiliates (and any predecessor employer to the extent previously recognized under the Employee Benefit Plans) for purposes of determining eligibility to participate, vesting, amount of benefits (other than benefits under a defined benefit pension plan) and all other relevant purposes under all employee benefit plans, programs, arrangements, policies and practices of Buyer extended to Transferred Employees (each, a “Buyer Benefit Plan”). With respect to each Buyer Benefit Plan providing health care benefits, including medical benefits, Buyer (i) will waive or will cause to be waived any and all preexisting condition limitations and exclusions and any and all eligibility waiting periods with respect to each of the Transferred Employees and their spouses and dependents, and (ii) will recognize or cause to be recognized for purposes of annual deductible, co-pay and out-of-pocket limits any deductible, co-pay and out-of-pocket expenses paid by Transferred Employees and their spouses and dependents under the relevant Employee Benefit Plan during the calendar year in which the Closing occurs. Transferred Employees will be third party beneficiaries for the purposes of enforcing this Section 8.1. In addition, any Transferred Employee who is either receiving benefits or waiting for a disability determination under Seller’s long-term disability plan as of the Transfer Date will continue to be covered under Seller’s long-term disability plans, subject to the terms and conditions of such plans, until they are no longer disabled or receive a final determination that they are not disabled, and Buyer will have no Liability for providing long-term disability benefits to such Transferred Employees.

8.2          No Right to Continued Employment or Benefits. Except as otherwise expressly provided in Section 8.1, Buyer is under no obligation to hire any employee of Seller, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of Seller whom Buyer chooses not to employ.

8.3          No Solicitation by Buyer; No Solicitation by Seller. From and after the date hereof and for a period of two (2) years after the Closing, Buyer will not solicit any employee of Seller listed on Schedule 8.3 hereof. From and after the date hereof and for a period of two (2) years after the Closing, Seller will not solicit (x) any employee of Buyer who was involved or played any role in the acquisition of the Transferred Assets by Buyer, or (y) any Transferred Employee. Notwithstanding the foregoing, nothing in this Section 8.3 will be deemed to prohibit Seller or Buyer from engaging in general media advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of Seller or Buyer, as the case may be.

ARTICLE IX. INDEMNIFICATION.

9.1	Indemnification.

(a)           Subject to the limitations set forth in this Article IX, from and after the Closing Date, Seller will, during the Indemnification Period, protect, defend, indemnify and hold harmless Buyer and Buyer’s Affiliates, officers, directors, employees, representatives and agents (the “Buyer Indemnified Parties”) from and against any and all Damages incurred by any Buyer Indemnified Party arising or resulting from the following:

(i)            any inaccuracy or breach of any of Seller’s representations and warranties contained in any Principal Agreement or any certificate or instrument delivered in connection therewith;

(ii)          the nonfulfillment, nonperformance or other breach of any covenant or agreement of Seller set forth in any Principal Agreement;

(iii)	any Excluded Liability; or

(iv)         any noncompliance by Seller with any applicable bulk sales or bulk transfer Laws in connection with the Contemplated Transactions.

(b)          Subject to the limitations set forth in this Article IX, from and after the Closing Date, Buyer will, during the Indemnification Period, protect, defend, indemnify and hold harmless Seller and Seller’s Affiliates, officers, directors, employees, representatives and agents (the “Seller Indemnified Parties”) from and against any and all Damages incurred by any Seller Indemnified Party arising or resulting from the following:

(i)            any inaccuracy or breach of any of Buyer’s representations and warranties contained in any Acquisition Document;

(ii)          the nonfulfillment, nonperformance or other breach of any covenant or agreement of Buyer set forth in any Principal Agreement; or

(iii)	any Assumed Liability.

9.2          Survival of Representations and Warranties; Indemnification Period. The representations, warranties, covenants and agreements contained in any Principal Agreement or any certificate delivered pursuant hereto or thereto (I) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (II) expire as follows (the period through the relevant expiration date being referred to as the “Indemnification Period” in this Agreement):

(a)           the representations of Seller set forth in Section 4.2 [Authority] and Section 4.8(b) [Assets Generally] of this Agreement, and the representation of Buyer set forth in Section 5.2 [Authority] of this Agreement, will survive indefinitely or until the latest date permitted by Law;

(b)          the representations of Seller set forth in Section 4.16 [Taxes] will survive the Closing until three (3) months after the expiration of the applicable statute of limitations (including any extensions or tolling thereof);

(c)           any other representation of Seller and any other representation of Buyer set forth in any Principal Agreement will survive the Closing and expire on the three hundred sixty-fifth (365th) day following the Closing Date; and

(d)          all other covenants and agreements of the Parties contained in any Principal Agreement or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith will survive the Closing until the expiration of the applicable statute of limitations (including any extension or tolling thereof) or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof will survive indefinitely until the expiration of the applicable statute of limitations (including any extension or tolling thereof); provided, however, that covenants and agreements relating to Taxes will survive the Closing until three (3) months after the expiration of the applicable statutes of limitation (including any extension or tolling thereof).

If an Indemnified Party (as defined herein) delivers to an Indemnifying Party, before expiration of the applicable Indemnification Period, either a Claim Notice (as defined herein) based on the fact that an Indemnified Party has incurred Damages, or a notice that, as a result of a legal proceeding instituted by or claim made by a third Person, the Indemnified Party reasonably expects to incur Damages (an “Expected Claim Notice”), then the applicable representation, warranty, covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

9.3	Limits on Liability.

(a)           Notwithstanding the foregoing, the Liability of Seller and Buyer under Section 9.1(a) and Section 9.1(b), respectively, or any other Acquisition Document (other than the Intellectual Property Assignment and License Agreement, which is exclusively addressed in clause (b) hereof), will be subject to the following limitations:

•              In no event will either Party’s aggregate Liability under this Agreement or the Transition Services Agreement exceed the Aggregate Purchase Price.

•              In no event will Seller’s Liability under Section 9.1(a)(i) or Buyer’s Liability under Section 9.1(b)(i), as the case may be, exceed fifteen percent (15%) of the Aggregate Purchase Price, and no Indemnifying Party is liable under Section 9.1(a)(i) or Section 9.1(b)(i), as the case may be, unless and until the aggregate Damages for which it would otherwise be liable under Section 9.1(a)(i) or Section 9.1(b)(i), as the case may be, exceed $350,000 (at which point the Indemnifying Party is liable for the aggregate Damages and not just amounts in excess of that sum).

(b)          In no event will either Party’s aggregate Liability under the Intellectual Property Assignment and License Agreement exceed one hundred fifty percent (150%) of the Aggregate Purchase Price.

(c)           Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a Party to any other Person for fraud or willful misconduct committed by such Party.

9.4	Indemnification Procedure.

(a)           Claim Notice. A Party which seeks indemnity under this Article IX (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the Parties or from Third Party Claims described in Section 9.4(d). The Claim Notice must contain (i) a description and, if known, the estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then-known by the Indemnified Party, and (iii) a demand for payment of those Damages.

(b)          Response to Notice of Claim. Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party will either:

(i)            agree that the Indemnified Party is entitled to receive all of the Claimed Amount, and the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or

(ii)          dispute that the Indemnified Party is entitled to receive any of the Claimed Amount (in such an event, the Response will be referred to as an “Objection Notice”).

If no Response is delivered by the Indemnifying Party to the Indemnified Party within such 30-day period, the Indemnifying Party is deemed to have agreed that an amount equal to the entire Claimed Amount will be payable to the Indemnified Party and such Claimed Amount will be payable in accordance with the provisions of this Article IX.

(c)           Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, such dispute will be governed by, and subject to the terms of, Section 11.3 hereof.

(d)	Third Party Claims.

(i)            In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person other than a Buyer Indemnified Party or Seller Indemnified Party of any claim with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article IX (a “Third Party Claim”), the Indemnified Party will give written notification to the Indemnifying Party as soon as practicable but in no event later than five (5) business days thereafter. Such notice will be accompanied by reasonable supporting documentation submitted by such third Person (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except if such delay or deficiency materially prejudices or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto and then, only to the extent of such material prejudice.

(ii)          Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such proceeding under this Section 9.4(d), the Indemnifying Party may assume control of the defense of such proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(A)          acknowledges in writing to the Indemnified Party that Damages that may be assessed in connection with such Proceeding constitute Damages for which, subject to the limits on liability set forth in Section 9.3, the Indemnified Party will be indemnified pursuant to this Article IX without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense; and

(B)          retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying those Damages which fall within the limits on liability set forth in Section 9.3, that may arise under the claim.

An Indemnifying Party will lose any previously acquired right to control the defense of any proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.

(iii)         If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(d)(ii), the Indemnified Party will have the right to control such defense. If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense. The Party not controlling the defense of any Third Party Claim (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such proceeding, then the reasonable fees and expenses of a single counsel to the Indemnified Party will be considered and included as “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such proceeding and the defense thereof, and the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such proceeding (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such proceeding.

(iv)         The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability or other obligation. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld or delayed.

9.5          Treatment of Indemnity Payments. The amount of any and all Damages for which indemnification is provided pursuant to this Article IX will be net of (i) any Tax benefit to which an Indemnified Party is entitled by reason of payment of such obligation or Liability (taking into account any Tax cost or reduction in such Tax benefits by reason of receipt of the indemnification payment or the underlying event giving rise to indemnification), and (ii) any amounts of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by, or paid in kind to, the Indemnified Party with respect to such Damages or any of the circumstances giving rise thereto. In connection therewith, if, at any time following payment in full by the Indemnifying Party of any amounts of Damages due hereunder, the Indemnified Party receives any insurance proceeds, indemnification payments, contribution payments or reimbursements relating to the circumstances giving rise to such Damages, the Indemnified Party will promptly remit to the Indemnifying Party such proceeds, payments or reimbursements in an amount not to exceed the amount of the corresponding indemnification payment made by the Indemnifying Party.

9.6          Damages. Except as expressly provided for in this Agreement, no Party (or its Affiliates) will, in any event, be liable to the other Party (or its Affiliates) for any Liabilities (including any Liabilities for Taxes), claims, injuries, losses, damages, settlements, judgments, awards, penalties, fines, costs or expenses, special (including incidental damages), indirect, punitive or consequential damages (including lost profits, loss of revenue, loss of opportunity or lost sales) relating to the breach or alleged breach of this Agreement or any Principal Agreement, unless, solely with respect to special (to the extent that such damages are deemed consequential), punitive or consequential damages, any such damages are part of a judgment arising or resulting from (i) a Third Party Claim against an Indemnified Party, or (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement set forth in the Intellectual Property Assignment and License Agreement.

9.7	Exclusive Remedy; Injunctive Relief.

(a)           From and after the Closing, the sole and exclusive remedy of any Buyer Indemnified Party with respect to any and all Damages arising in connection with the representations, warranties, covenants and agreements set forth in this Agreement or any Acquisition Document will be pursuant to the indemnification obligations set forth in Section 9.1(a). Except as contemplated in this Article IX, the Seller will not have any Liability under this Agreement or any Acquisition Document.

(b)          From and after the Closing, the sole and exclusive remedy of any Seller Indemnified Party with respect to any and all Damages arising in connection with the representations, warranties, covenants and agreements set forth in this Agreement or any Acquisition Document will be pursuant to the indemnification obligations set forth in Section 9.1(b). Except as contemplated in this Article IX, the Buyer will not have any Liability under this Agreement or any Acquisition Document.

(c)           Nothing in this Agreement will prevent or hinder either party from seeking any equitable remedy for claims made under this Agreement.

9.8          Exercise of Remedies by Persons Other than the Parties. No Buyer Indemnified Party (other than Buyer or any successor or assignee of Buyer) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Buyer (or any successor or assignee of Buyer) consents to the assertion of the indemnification claim or the exercise of the other remedy. No Seller Indemnified Party (other than Seller or any successor or assignee of Seller) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Seller (or any successor or assignee of Seller) consents to the assertion of the indemnification claim or the exercise of the other remedy.

ARTICLE X. TERMINATION OF THE AGREEMENT

10.1	Termination. This Agreement may be terminated at any time prior to the Closing:
(a)	By mutual written consent of Buyer and Seller;

(b)          By either Buyer or Seller for any reason if the Closing has not occurred by the date that is 90 days following the date of this Agreement, unless otherwise mutually agreed in writing by the Parties, or such later date as the Parties may agree in writing; provided, however, that a party cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of such Party to perform any of its obligations hereunder (except the failure on the part of such Party to satisfy a closing condition over which such Party has no control); provided, further, that such 90-day period will be extended for an additional period to the extent necessary for either Party but with a maximum of 120 days, as applicable, to satisfy the conditions set forth in Section 7.1(b) (except in circumstances contemplated by subsection (c) hereof);

(c)           By either Buyer or Seller if any Governmental Entity has issued a final, non-appealable order, injunction, decree or ruling or taken any other action enjoining, restraining or otherwise prohibiting the Contemplated Transactions; or

(d)          By Buyer immediately if there has been a breach of (i) Section 6.10(b), or (ii) either of Section 6.10(a) or Section 6.10(c), which breach has not been cured within 10 business days following the occurrence of such breach.

Any termination of this Agreement under Sections 10.1(b), 10.1(c) and 10(d) is effective by the delivery of written notice by the terminating Party to the other Party.

10.2        Effect of Termination. Upon termination of this Agreement pursuant to this Article X, this Agreement and the rights and obligations of the Parties under this Agreement automatically end without any Liability against any Party or its Affiliates, except that nothing in this Section 10.2 relieves any party from Liability for the breach of any provisions of this Agreement prior to termination, and the provisions of Section 6.11 [Confidentiality], this Section 10.2, Section 10.3 [Certain Effects of Termination] and Article XI will remain in force and survive any termination of this Agreement.

10.3        Certain Effects of Termination. If Buyer or Seller terminates this Agreement pursuant to this Article X, each Party will comply with the Nondisclosure Agreement regarding the return and/or destruction of any documents furnished to the other party in connection with this Agreement.

ARTICLE XI. MISCELLANEOUS

11.1        Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the Parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 11.1 will be binding upon the Parties and their respective successors and assigns.

11.2        Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in Article IX of this Agreement. Notwithstanding the foregoing and except as expressly provided in this Agreement, neither Party will assign its rights or delegate its duties under this Agreement to any other Person; provided, however, that either Party may assign its rights and delegate its duties under this Agreement (i) to any of its Affiliates, (ii) to the purchaser of all or substantially all of its assets, or (iii) in connection with its merger with or into another Person, provided that, in each case such Affiliate, purchaser or other Person (including, in the case of clause (ii) or (iii), the corporate Person that ultimately controls the acquiring Person), as the case may be, expressly agrees in writing to be bound by the terms and conditions of this Agreement. Any assignment or delegation in violation of this Section 11.2 will be null and void.

11.3        Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the Parties will be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law that would require the application of the laws of any other state. Any dispute arising under or related to this Agreement will be litigated in the state or federal courts located in Los Angeles, California.

11.4        Counterparts. This Agreement may be executed in two or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be deemed an original and all of which together will constitute one instrument.

11.5        Titles and Subtitles; Construction. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

11.6        Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement will be in writing; will be delivered personally, including by means of fax, or mailed by registered or certified mail, postage prepaid and return receipt requested; will be deemed given on the date of personal delivery or on the date set forth on the return receipt; and will be delivered or mailed to the addresses or fax numbers set forth below or to such other address as any party may from time to time direct, with copies to:

In the case of Seller:	In the case of Buyer:
Vitesse Semiconductor Corporation 741 Calle Plano Camarillo, California 93012 Attention: General Counsel Fax:	Maxim Integrated Products, Inc. 120 San Gabriel Drive Sunnyvale, California 94086 Attention: General Counsel Fax: (408) 331-1473
With a copy to:	With a copy to:
Perkins Coie Brown & Bain 2901 N. Central Avenue, Suite 2000 Phoenix, Arizona 85012 Attention: Judith K. Weiss Facsimile: (602) 648-7140	Baker & McKenzie LLP 660 Hansen Way Palo Alto, California 94304 Attention: Matthew R. Gemello Facsimile: (650) 856-9299

11.7        Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the Parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of this Agreement will be interpreted as if such provision were so excluded and (iii) the balance of this Agreement will be enforceable in accordance with its terms.

11.8        Entire Agreement. This Agreement and the Ancillary Agreements, together with all of the schedules and exhibits appended thereto, are the product of both Parties, and constitute the entire agreement between such Parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein and therein. Except as expressly provided for in this Agreement, any and all other written or oral agreements existing between the Parties hereto regarding such transactions are expressly canceled. In the event of a conflict between the provisions of this Agreement and any other Acquisition Document, this Agreement will control.

11.9        Advice of Legal Counsel. Each Party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement. This Agreement will not be construed against any Party by reason of the drafting or preparation thereof.

11.10      Expenses. Each Party will bear its own expenses in connection with the preparation for and consummation of the transaction contemplated herein.

11.11      No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize either Party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of the other Party. The Parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.11.

(This space intentionally left blank)

This Asset Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

“Seller” VITESSE SEMICONDUCTOR CORPORATION, a Delaware corporation By: /s/ Christopher R. Gardner Name: Christopher R. Gardner Title: Chief Executive Officer	“Buyer” MAXIM INTEGRATED PRODUCTS, INC., a Delaware corporation By: /s/ Charles Rigg Name: Charles Rigg Title: Senior Vice President and General Counsel

EXHIBITS

Intellectual Property Assignment and License Agreement	Exhibit A
Lease	Exhibit B
Transition Services Agreement	Exhibit C

SCHEDULES

Governmental Authorizations	1.26
Ordered Materials	1.40
Prepayments	1.45
Existing Products	1.47(a)
Product Designs and Concepts	1.47(b)
Seller Backlog Obligations	1.51
Equipment	2.1(a)
Assumed Contracts	2.1(b)
Excluded Assets	2.2(j)
Calculation of Earnout Payment	2.7
Consents and Approvals of Government Entities	4.4
Required Consents Material Adverse Changes to the Business Since March 31, 2007	4.6 4.7
Liens	4.8(b)
Restrictions on Use of Transferred Assets	4.8I
Licensed Third Party Technology	4.8(e)
Royalties Payable Per Product by Seller	4.8(f)
Registered Intellectual Property Rights – Business	4.9(a)(i)
Registered Intellectual Property Rights – Product Designs and Concepts	4.9(a)(ii)
Pending or Threatened Proceedings or Actions Relating to Registered Intellectual Property Rights	4.9(a)(iii)
Unregistered Marks Abandoned Registered Intellectual Property Rights	4.9(a)(iv) 4.9(a)(v)
Actions to be Taken on Registered Intellectual Property Rights	4.9(b)
Liens on Assigned Technology and Assigned Mark Licenses and Other Rights Granted by Seller with Respect to Assigned Technology	4.9I(i) 4.9I(ii)
List of Employees and Third Persons	4.9(d)
Exceptions to Transferred Employees Having Entered into Valid Assignment Agreements with Seller	4.9(e)
Transferred Ownership and Exclusive Licenses	4.9(f)
List of Government and Other Similar Organizations of which Seller is a Member and/or to which Seller is Obligated to License or Disclose any Intellectual Property	4.9(m)
Open Source Software Incorporated into Software within Assigned Technology or Licensed Technology	4.9(n)(iii)
Warranties and Indemnities	4.10
Inventory Exceptions to Compliance with Laws	4.12 4.13
Exceptions to Transferred Employees Who Had Access to Assigned Technology and/or Licensed Technology Being subject to a Confidentiality Agreement	4.14(a)
Written or Oral Contracts between Seller and Transferred Employees	4.14(b)
Compensation for Transferred Employees	4.14(e)
Employee Benefit Plans	4.15
Material Contracts	4.17(a)
Defaults Under Material Contracts	4.17(b)
Material Litigation	4.19
Product Sales Price	6.2(a)
Form of Purchase Order	6.2(b)
Designated Required Consents	6.5(a)
Other Required Consents	6.5(b)
Form of Third Party Consent	7.2(i)
Designated Employees List	8.1(a)
Designated TSA Employees List	8.1(b)
Employees Subject to Nonsolicitation	8.3